UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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IMAX CORPORATION

(Name of Registrant as Specified In Its Charter)

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IMAX Corporation

902 Broadway, 20th Floor

New York, New York, U.S.A. 10010

Dear Fellow Shareholders:	April 29, 2019

Last year was a pivotal year for the Company, and we believe our achievements in 2018 have set the stage for IMAX to have a blockbuster year in 2019.

Our overarching objective last year was simple: enhance all aspects of our core business. We committed to increasing the differentiation of The IMAX Experience®, more effectively marketing the IMAX® brand and tackling our challenges in China. As evidenced by our record box office in 2018 and strong start to 2019, these efforts are working.

In addition to launching our cutting-edge IMAX with Laser system and refining our marketing strategy, we continued to expand our global network. By the end of 2018, the IMAX commercial footprint reached an impressive 1,409 screens, spanning 80 countries. To put that into perspective, IMAX is now in more countries than Starbucks. These figures do not include the additional 464 new systems we have in backlog, nor the 100 existing theaters to be upgraded to our laser projection system. This backlog provides us with solid visibility into our installation activity for at least the next several years.

Looking ahead, we expect our continued network expansion, coupled with the initiatives discussed above, to drive more IMAX box office globally. Given the blockbuster-heavy slate of films for 2019, which includes The Lion King, Star Wars: The Rise of Skywalker and Avengers: Endgame, which has shattered IMAX box office records around the world and nearly doubled our all-time worldwide opening box office record, we expect that this year will be another record year at the box office for IMAX. Most importantly, stronger box office, in conjunction with our continued cost discipline, should drive further margin expansion and improve our return on invested capital.

While there is still work to be done, the team at IMAX is committed, energized and optimistic. We thank all of our shareholders for their continued support and interest in IMAX.

It is my pleasure to invite you to attend our 2019 Annual Meeting, which will be held on Wednesday, June 5, 2019, at 10:00 a.m. at The Royalton Park Avenue Hotel (Park Lounge), 420 Park Avenue South, in New York City. At the Annual Meeting, shareholders will be asked to vote on a number of important matters. Details regarding these proposals are set forth in the accompanying Notice of Annual General Meeting and Proxy Circular and Statement.

Your vote is important and we encourage you to ensure your shares are represented. You may vote by completing and returning the accompanying Form of Proxy. You may also vote over the internet, by telephone, or in person by attending the Annual Meeting. Please refer to the Proxy Circular and Statement for additional details.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond

CEO, IMAX Corporation

IMAX Corporation

902 Broadway, 20th Floor

New York, New York, U.S.A. 10010

NOTICE of ANNUAL GENERAL MEETING of SHAREHOLDERS

to be held on

Wednesday, June 5, 2019

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at The Royalton Park Avenue Hotel (Park Lounge), 420 Park Avenue South, New York, New York, U.S.A. 10016, on Wednesday, June 5, 2019 at 10:00 a.m. (Eastern Time) (the “Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2018, together with the auditors’ report thereon;

(2)	to elect the nine individuals nominated to serve as directors until the close of the next annual meeting of shareholders or until their successors are elected or appointed;

(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;

(4)	to conduct an advisory vote on the compensation of the Company’s Named Executive Officers; and

(5)	to transact such other business as may properly be brought before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Circular and Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders.

Only shareholders of record as of the close of business April 11, 2019, are entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,

/s/ Kenneth I. Weissman

KENNETH I. WEISSMAN

Senior Vice President, Legal Affairs

& Corporate Secretary

New York, New York

April 29, 2019

YOUR VOTE IS IMPORTANT. Shareholders who are unable to attend the Meeting in person are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Proxy Unit, 8th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Company’s address noted above on or before 10:00 a.m. (Eastern Time) on June 3, 2019. Shareholders may also vote by following the instructions for voting by telephone or over the internet in the accompanying Proxy Circular.

PROXY CIRCULAR

AND

PROXY STATEMENT

April 29, 2019

IMAX CORPORATION

902 Broadway, 20th Floor, New York, New York, U.S.A. 10010

tel: 212-821-0100  fax: 212-821-0105

www.IMAX.com

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IMAX Corporation

902 Broadway, 20th Floor

New York, New York, U.S.A. 10010

GENERAL INFORMATION

This Proxy Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation by the management of IMAX Corporation (the “Company”, “we” or “us”) of proxies to be used at our Annual General Meeting of Shareholders, which will be held at The Royalton Park Avenue Hotel (Park Lounge), 420 Park Avenue South, New York, New York, U.S.A. 10016, on Wednesday, June 5, 2019 at 10:00 a.m. (Eastern Time) (the “Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual General Meeting of Shareholders, the Circular and the form of proxy (the “Form of Proxy”) are intended to be released on or about April 29, 2019 to holders of our Common Shares (the “Common Shares”).

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on June 5, 2019

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a form of proxy or voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Meeting.

The definitive proxy materials will be available on the internet at http://www.IMAX.com/Proxy.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who can Vote

The Board of Directors has fixed April 11, 2019 as the record date for the Meeting. Each Common Share entitles the holder to one vote on all matters presented at the Meeting. As of April 11, 2019, we had 61,481,716 Common Shares issued and outstanding. You are entitled to vote at the Meeting if you were a holder of record of Common Shares as of the close of business on April 11, 2019. You are entitled to one vote on each proposal for each Common Share you held on the record date. Your Common Shares may be voted at the Meeting only if you are present in person or your Common Shares are represented by a valid proxy. The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each Common Share held at all such meetings.

Difference between a Shareholder of Record and a Beneficial Holder

If your Common Shares are registered directly in your name, you are considered the shareholder of record with respect to those Common Shares.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name”. Beneficial holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Beneficial Holders” on page 3.

VOTING BY SHAREHOLDERS OF RECORD

The following instructions are for shareholders of record only. If you are a beneficial holder (meaning that your Common Shares are held in “street name”), please follow your broker’s instructions on how to vote your Common Shares. See the description in “Voting by Beneficial Holders” on page 3.

Voting in Person

Shareholders of record may vote by attending the Meeting and voting the Common Shares registered in their name on resolutions put before the Meeting. If you are a shareholder of record who will attend and vote in person at the Meeting, you do not need to complete or return the Form of Proxy. Please register your attendance with the scrutineer, Computershare Investor Services Inc. (“Computershare”), upon your arrival at the Meeting.

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Meeting in person, you may vote by proxy. There are three ways to vote by proxy:

Mail – You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the pre-addressed envelope provided to you, to Computershare, for receipt no later than 10:00 a.m. (Eastern Time) on Monday, June 3, 2019, or on the second to last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll-free number shown on the Form of Proxy no later than 10:00 a.m. (Eastern Time) on Monday, June 3, 2019, or on the second to last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and control number provided on the Form of Proxy.

Internet – You may vote over the internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and control number provided on the Form of Proxy. Detailed voting instructions will then be provided via the internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the internet at any time no later than 10:00 a.m. (Eastern Time) on Monday, June 3, 2019, or on the second to last business day prior to any postponed or adjourned meeting.

The internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the internet should be aware that they may incur costs to access the internet, such as usage charges from internet service providers, and that these costs must be borne by the shareholder. Also, please be aware that we are not involved in the operation of the internet voting procedure and cannot take responsibility for any access or internet service interruptions that may occur or any inaccuracies or erroneous or incomplete information that may appear.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes on behalf of a shareholder of record at the Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy. In the alternative, you have the right to appoint any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Meeting, and such right may be exercised by inserting such person’s name in the blank space provided in the enclosed Form of Proxy or by completing another proper form of proxy.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, or ABSTAIN), your proxyholder must cast your votes as instructed. If you vote “WITHHOLD” on the proxy it is the equivalent to voting “ABSTAIN”, and you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual General Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, we are not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Meeting, your proxyholder can generally vote your Common Shares as he or she sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as he or she sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Meeting as follows:

•	FOR the election of the nine nominees for the Board of Directors named in this Circular as directors;

•	FOR the appointment of PricewaterhouseCoopers LLP as our independent auditors and authorizing the directors to fix the auditors’ remuneration; and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

For more information about these matters, please see “Item No. 1 - Election of Directors” on page 6, “Item No. 2 - Appointment of Auditors” on page 11, and “Item No. 3 – Advisory Vote on Named Executive Officer Compensation” on page 12.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing: (i) at IMAX Corporation at 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary, at any time up to and including 10:00 a.m. (Eastern Time) on the last business day prior to the date of the Meeting or any adjournment or postponement thereof; (ii) with the chair of the Meeting on the day of the Meeting or at any adjournment or postponement thereof; or (iii) in any other manner permitted by law, including attending the Meeting in person. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in your name in person at the Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;

•	the proxy contains comments clearly intended for management; or

•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While we intend to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by our directors, officers or employees. Directors, officers and employees will not receive any additional compensation for such activity. We will, upon request, pay brokers and certain other persons who hold our Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of our Common Shares. The cost of solicitation will be borne by us. While we have chosen not to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should we decide to do so, we will bear all costs of such solicitation.

VOTING BY BENEFICIAL HOLDERS

For beneficial holders of our Common Shares, copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, beneficial holders (meaning shareholders who hold Common Shares in “street name”). Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to beneficial holders. If you are a beneficial holder, you can vote your Common Shares at the Meeting through your intermediary by following the instructions your intermediary provides to you. As a beneficial holder, while you are invited to attend the Meeting, you will not be entitled to vote at the Meeting unless you make the necessary arrangements with your intermediary to do so.

For the purposes of Canadian securities laws, beneficial holders fall into two categories – those who object to their identity being made known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provisions of Canadian National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, issuers may request and obtain a list of their NOBOs from intermediaries and may use the NOBO list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to NOBOs. We are not sending meeting materials directly to NOBOs; instead, we use and pay intermediaries and agents to send the meeting materials.

Voting in Person

A beneficial holder who receives a Voting Instruction Form and who wishes to attend and vote at the Meeting in person (or have another person attend and vote on his or her behalf), should strike out the appointees named in the Voting Instruction Form and insert his or her name (or such other person’s name) in the blank space provided and follow the corresponding instructions provided by the intermediary.

Voting through an Intermediary

As a beneficial holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or internet). Occasionally, as a beneficial holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial shareholder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail – You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the pre-addressed envelope provided to you for receipt by no later than 10:00 a.m. (Eastern Time) on Friday, May 31, 2019, or on the third to last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll-free number shown on the Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on Friday, May 31, 2019, or on the third to last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

Internet – If your intermediary is registered with Broadridge, you may vote over the internet by following the login and voting instructions on your Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on Friday, May 31, 2019, or on the third to last business day prior to any postponed or adjourned meeting. Please refer to the control number provided on the Voting Instruction Form.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate Voting Instruction Form. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Investor Relations, 212-821-0100. If you would like to receive separate copies of the Circular and the annual report in the future, or if you are receiving multiple copies and want to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Beneficial Holders

If you are a U.S. beneficial holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your Common Shares as being present at the Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do not mark on the Voting Instruction Form how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as he or she sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors. However, your intermediary does not have discretionary authority to vote on the election of the nine nominees for the Board of Directors named in this Circular as directors, on the advisory vote on Named Executive Officer compensation, or with respect to other matters which may properly be brought before the Meeting, if your proxy does not specify how you intend to vote on those particular matters. Accordingly, if you are a U.S. beneficial holder it is particularly important that you instruct your U.S. intermediary how you wish to vote your Common Shares on each matter.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT THE 2019 ANNUAL GENERAL MEETING

Item No.	Vote Required	Broker Discretionary Voting Allowed
1. Election of the Nine Nominees for the Board of Directors	Plurality of Votes Cast at the Meeting	No
2. Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	Majority of Votes Cast at the Meeting	Yes
3. Advisory Vote on Named Executive Officer Compensation	Majority of Votes Cast at the Meeting	No

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Meeting requires a quorum, which for the purposes of the Meeting means:

•	at least two persons personally present, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33 1⁄3% of the total number of Common Shares entitled to vote at the Meeting.

As of April 11, 2019, we had 61,481,716 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of our shareholders.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR OUR 2020 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by our shareholders at our 2020 Annual Meeting of Shareholders, he or she must send his or her proposal to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary. We may omit the proposal from next year’s Proxy Circular and Proxy Statement if such proposal does not comply with applicable Canadian corporate law and U.S. securities laws or if it is not received by our Corporate Secretary at the address noted above by December 31, 2019.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

We are not aware of any persons who as of April 11, 2019 beneficially owned or exercised control or direction over more than 5% of our Common Shares other than:

Name and Address of Beneficial Owner of Common Shares	Amount and Nature of	Percentage of
	Beneficial Ownership	Outstanding
	of Common Shares	Common Shares
Douglas Group	8,899,678 (1)	14.5%
Kevin and Michelle Douglas
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
Celtic Financial LLC
125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939
PRIMECAP Management Company 95-3868081	6,026,300 (2)	9.8%
177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105
Franklin Resources, Inc.	5,545,256 (3)	9.0%
Charles B. Johnson
Rupert H. Johnson, Jr.
Templeton Asset Management Ltd.
Franklin Advisers, Inc.
Franklin Templeton Investments Corp.
Fiduciary Trust Company International
One Franklin Parkway, Building 920, San Mateo, CA 94403-1906 7 Temasek Boulevard, Suntec Tower 1, #38-03, Singapore, 038987
SHAPIRO CAPITAL MANAGEMENT LLC	5,150,005 (4)	8.4%
3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia, 30305

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 61,481,716 Common Shares outstanding as of April 11, 2019.

(1)

Based solely on information reported in a Schedule 13D/A filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas & Jean Douglas Irrevocable Descendants’ Trust and Celtic Financial LLC on February 5, 2019 with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 6,461,392 Common Shares. Kevin Douglas and his wife, Michelle Douglas, hold 3,814,299 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,584,441 Common Shares. Kevin Douglas is the Manager of Celtic Financial LLC, which holds 200,000 Common Shares. Kevin Douglas may be deemed to have shared voting/dispositive power over the 62,652 Common Shares held by the KGD IDGT Trust.

Michelle Douglas may be deemed to have shared voting/dispositive power over the 62,652 Common Shares held by the MMD IDGT Trust. Kevin Douglas has shared dispositive power with respect to 8,774,374 Common Shares. Kevin Douglas also has shared dispositive power with respect to 923,645 Common Shares held by James E. Douglas, III and 1,251,989 Common Shares held by the Douglas Family Trust.

(2)

Based solely on information reported in a Schedule 13G/A filed by PRIMECAP Management Company 95-3868081 on February 8, 2019 with the SEC. As reported in such filing, PRIMECAP Management Company 95-3868081 has sole voting power over 5,428,900 Common Shares and sole dispositive power over 6,026,300 Common Shares. PRIMECAP Management Company 95-3868081 does not hold shared voting/dispositive power with respect to any Common Shares.

(3)

Based solely on information reported in a Schedule 13G/A filed by Franklin Resources, Inc. on January 28, 2019 with the SEC. As reported in such filing, Templeton Asset Management Ltd. has sole voting power over 4,438,884 Common Shares. Franklin Advisers, Inc. has sole voting power over 996,807 Common Shares. Franklin Templeton Investments Corp. has sole voting power over 85,765 Common Shares. Fiduciary Trust Company International has sole voting power over 23,800 Common Shares. Franklin Resources, Inc. does not hold shared voting/dispositive power with respect to any Common Shares.

(4)

Based solely on information reported in a Schedule 13G filed by Shapiro Capital Management LLC on February 14, 2019 with the SEC. As reported in such filing, SHAPIRO CAPITAL MANAGEMENT LLC has sole voting power over 4,719,205 Common Shares, shared voting power over 430,800 Common Shares, and sole dispositive power over 5,150,005 Common Shares. Shapiro Capital Management LLC does not hold shared dispositive power with respect to any Common Shares.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2018, and the auditors’ report thereon. A copy of these financial statements and the auditors’ report are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”), which is being mailed to our shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2019 ANNUAL GENERAL MEETING

BOARD OF DIRECTORS’ RECOMMENDATIONS FOR YOUR VOTE

The following is a summary of matters to be considered at the Meeting together with the Board of Directors’ unanimous recommendations for your votes:

Item No.	Board Recommendation
1. Election of the Nine Nominees for the Board of Directors	FOR
2. Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	FOR
3. Advisory Vote on Named Executive Officer Compensation	FOR

Item No. 1 - ELECTION OF DIRECTORS

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. Michael Lynne, a former independent director of the Company, served as a member of the Board of Directors until he passed away on March 24, 2019. The Company does not have plans to fill Mr. Lynne’s seat on the Board of Directors at this time. As of the date of this Circular, the size of the Board of Directors has been set at nine directors.

The Board of Directors is currently composed of Neil S. Braun, Eric A. Demirian, Kevin Douglas, Richard L. Gelfond, David W. Leebron, Michael MacMillan, Dana Settle, Darren Throop and Bradley J. Wechsler. The term of each director will expire at the 2019 Annual General Meeting. Each director will be standing for re-election at the 2019 Annual General Meeting. Shareholders are not permitted to vote for a greater number of persons than the number of nominees identified below.

In any election or appointment of a director to fill a vacancy created by any director ceasing to hold office, the election or appointment shall be for the unexpired term of the director who has ceased to hold office.

Nominees for Election

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2020 Annual Meeting of Shareholders should communicate with the Corporate Secretary. See the description in “Nomination Process” on page 59 for more information.

At the Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a plurality of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”. If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to us that they will serve if elected. Each director elected will hold office until the earlier of the close of the 2020 Annual Meeting of Shareholders, until his/her successor is elected or appointed, or until the date of his/her resignation or termination.

The following section lists certain information concerning the persons to be nominated for election to our Board of Directors:

Nominees for Election as Directors for the Term Expiring in 2020

RICHARD L. GELFOND Director (since March 1994) and Chief Executive Officer Age: 63 New York, New York, U.S.A.

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Academy of Motion Picture Arts and Sciences. Mr. Gelfond serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Key Skills and Experience:

Mr. Gelfond’s long service as Chief Executive Officer of the Company (formerly Co-Chief Executive Officer), as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business, operations and domestic and international markets of the Company and his formidable relationships with studios, exhibitors and other partners and stakeholders of the Company, are valuable assets to the Board.

BRADLEY J. WECHSLER Director (since March 1994) and Chairman of the Board of Directors Age: 67 New York, New York, U.S.A.

Bradley Wechsler has been sole Chairman of the Company’s Board of Directors since April 2009. Mr. Wechsler assumed the role of CEO and Managing Partner, Elysium LLC in January 2015. Elysium manages the business affairs of a high-net-worth private family. Mr. Wechsler served as Co-Chairman of the Company with Mr. Gelfond from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Gelfond from May 1996 to March 2009. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company.

Mr. Wechsler serves on the board of Apollo Investment Corporation. He also serves on the board of Math for America. Mr. Wechsler also serves on the board of the NYU Langone Hospital and Medical Center, where he is a Vice Chairman and member of the Executive Committee. Mr. Wechsler served on the board of Assay Healthcare Solutions from 2010 to 2014. Mr. Wechsler is a member of the Academy of Motion Picture Arts and Sciences.

Key Skills and Experience:

Mr. Wechsler’s long service as Co-Chief Executive Officer of the Company, as well as his financial, legal and capital markets expertise, combined with his extensive knowledge of the business and operations of the Company are valuable assets to the Board. In addition, Mr. Wechsler brings particular expertise in board leadership and governance given his long service as Co-Chairman and Chairman of the Board.

NEIL S. BRAUN Director (since June 2003) Age: 66 New York, New York, U.S.A. Committee Memberships: Audit Committee Governance Committee

Neil Braun has been the Dean of Pace University’s Lubin School of Business since July 2010 and is also a member of the University Operating Committee. Mr. Braun held the position of Chief Executive Officer of The Carbon Neutral Company from 2008 to June 2010 and Chairman & Chief Executive Officer of The GreenLife Organization from 2007 to 2008. Mr. Braun held the position of President, Distribution & Marketing of Starz Media after it acquired IDT Entertainment in August 2006. He was President, Feature Films and Television of IDT Entertainment from 2005 to 2007 and the President of Vanguard Animation, LLC from 2001 to 2005. Mr. Braun was the President of Vast Video Inc. prior to this and was President of iCast Corporation, a wholly-owned subsidiary of CMGI, Inc., during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Prior to 1994, Mr. Braun was the Chairman and CEO of Viacom Entertainment, the COO of Imagine Films Entertainment and Senior Vice President of Home Box Office Inc.

Mr. Braun also sits on the Board and is Chairman of the Audit Committee of Share our Strength, a non-profit organization. Until April 2017 he served for 20 years on the Board of the Westhampton Beach Performing Arts Center and served terms as President of the Board and Chair of the Audit Committee. Mr. Braun received his Certificate of Director Education through the National Association of Corporate Directors and is a member of KPMG’s Audit Committee Institute. Mr. Braun is a former director of the GreenLife Organization (2007 - 2008) and The Carbon Neutral Company (2008-2010).

Key Skills and Experience:

Mr. Braun’s experience as a senior executive of a number of entertainment, technology and other companies as well as his current role as business school dean allows him to provide valuable insight into issues and opportunities facing the Company and has given him financial expertise which is valuable to the Audit Committee. As Dean of the Lubin School, Mr. Braun developed a certification program for regulatory compliance and created a Center for Excellence in Financial Reporting initially headed by ex-FASB Chair, Leslie Seidman.

ERIC A. DEMIRIAN Director (since September 2010) Age: 60 Toronto, Ontario, Canada Committee Memberships: Audit Committee (Chair)

Eric Demirian has been President of Parklea Capital Inc., a boutique financial advisory and strategy firm since 2003, and is President of Demicap Inc., a private investment firm. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom, Inc. from 2000 to 2003. Mr. Demirian’s previous positions include, partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983 - 2000) and Internal Auditor at the Ontario Lottery and Gaming Corporation (1980 - 1983).

Mr. Demirian serves as non-executive Chair of the Board of Directors of Descartes Systems Group. He also serves on the boards of Enghouse Systems Ltd. and Redline Communications Inc. Mr. Demirian is a former director and Chair of the Audit Committee of Leisure Canada Inc. (2010 - 2011), Menu Foods Income Fund (2005 - 2010) and Keystone North America Inc. (2007 - 2010). Mr. Demirian has also served as a member of the Advisory Council for the School of Accounting & Finance at Ted Rogers School of Management at Ryerson University, advisor to the Accounting Standards Board of CPA (Canada) and as Director and Treasurer for the Parkinson Foundation of Canada. He is a Chartered Professional Accountant, a Chartered Accountant and a Certified General Accountant, and holds a Bachelor of Business Management from Ryerson University.

Key Skills and Experience:

Mr. Demirian’s accounting experience combined with his substantial business and transaction experience make him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian meets the SEC definition of an Audit Committee financial expert.

KEVIN DOUGLAS Director (since October 2016) Age: 56 Larkspur, California, U.S.A. Committee Memberships: Compensation Committee

Kevin Douglas has been the Chairman and Founder of Douglas Telecommunications, a family investment office through which Mr. Douglas manages the Douglas family investment portfolio since 1995. Prior to Douglas Telecommunications, he was Chairman of the Board at Rural Cellular Management Corporation. Mr. Douglas has served on the board of KSR International Co. since 1985 and was formerly on the board of Stamps.com from 2003 to 2009. Mr. Douglas is IMAX Corporation’s largest individual investor and has been a shareholder since 2007. In 2014, the Company partnered with Mr. Douglas and his spouse, Michelle Douglas, to donate an IMAX® theater to the University of Southern California’s School of Cinematic Arts. The Michelle and Kevin Douglas IMAX Theatre and Immersive Media Lab serves as a research and teaching facility for students to learn IMAX filmmaking as well as other immersive entertainment experiences.

Key Skills and Experience:

Mr. Douglas’ long association with the Company has given him a broad understanding of the Company’s business, its products and the markets in which it operates. Mr. Douglas’ investment and business experience with technology and other companies, together with his expertise in identifying new opportunities for investment and growth, are valuable resources for the IMAX Board.

DAVID W. LEEBRON Director (since September 2003) and Lead Independent Director Age: 64 Houston, Texas, U.S.A. Committee Memberships: Governance Committee (Chair) Audit Committee

David Leebron has been the President of Rice University since July 2004. Prior to July 2004, Mr. Leebron held the position of Dean of Columbia Law School since 1996 and Professor of Law since 1989.

Mr. Leebron is on the Council on Foreign Relations, the board of the Greater Houston Partnership and served as Chair of the Association of American Universities (AAU) from 2016 to 2017.

Key Skills and Experience:

Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which makes him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues faced by the Company and the Board.

MICHAEL MACMILLAN Director (since June 2013) Age: 62 Toronto, Ontario, Canada Committee Memberships: Governance Committee

Michael MacMillan is Chief Executive Officer of Blue Ant Media, a Canadian-based media company which he co-founded in 2011. Blue Ant is a producer, distributor and broadcaster with active operations in Toronto, Los Angeles, Auckland, London and elsewhere internationally. Mr. MacMillan was Chairman and/or CEO of Alliance Atlantis Communications from 1998 to 2007. Mr. MacMillan co-founded Atlantis Films Limited in 1978 which acquired Alliance Communications in a reverse takeover in 1998 and the company subsequently became Alliance Atlantis Communications. Mr. MacMillan retired from Alliance Atlantis in 2007 after selling the company to Canwest Communications and Goldman Sachs. In 2007, he co-founded Samara, a think tank that works to strengthen political engagement in Canada through innovative research and educational programs and serves as Chair.

Mr. MacMillan is co-founder and co-owner of Closson Chase, a vineyard and winery in Prince Edward County, Ontario, Canada. A member of the Order of Canada, Mr. MacMillan has volunteered with numerous community and industry organizations over many years and is currently involved with Open Roof Films and Human Rights Watch, amongst other organizations.

Key Skills and Experience:

Mr. MacMillan’s extensive experience in the entertainment industry as well as his ownership interests in various private companies and involvement with charitable organizations gives him a broad expertise in film and television production, digital publishing and other media, thus bringing additional expertise to the Board in these areas.

DANA SETTLE Director (since July 2015) Age: 46 Los Angeles, California, U.S.A. Committee Memberships: Governance Committee

Dana Settle has been a Partner and Co-Founder of Greycroft Partners, a venture capital fund based in New York City and Los Angeles focused on investments in the internet and mobile markets since March 2006. Throughout her career, Ms. Settle has played a key role in the success of many technology startups. Prior to Greycroft, where she heads the firm’s West Coast arm in Los Angeles, Ms. Settle spent several years as a venture capitalist and adviser to startup companies in the Bay Area.

Ms. Settle currently serves on the boards of Greycroft’s investments in AppAnnie, EBTH.com, Thrive Market, Steelhouse, TheRealReal, Clique Media Group, RocketJump and WideOrbit. She also managed the firm’s investments in Maker Studios (sold to Disney), Trunk Club (sold to JWN), Viddy (sold to FullScreen), AwesomenessTV (sold to Dreamworks), Digisynd (sold to Disney), ContentNext (sold to Guardian Media), Pulse (sold to LinkedIn) and Sometrics (sold to American Express). Ms. Settle’s additional experience includes business development at Truveo (AOL), investment banking at Lehman Brothers and international business development at McCaw Cellular Communications (AT&T).

Key Skills and Experience:

Ms. Settle’s extensive experience in the private equity markets, as well as her Board positions and ownership interests in various digital and other start-up companies, gives her a broad expertise in emerging technology and media markets which is beneficial to the Board as it examines new opportunities. Ms. Settle also has experience in business development and investment banking which is relevant to the Board’s oversight of the Company’s financial matters.

DARREN THROOP Director (since June 2015) Age: 54 Toronto, Ontario, Canada Committee Memberships: Compensation Committee (Acting Chair)

Darren Throop has been President and CEO of Entertainment One Ltd., a leading international entertainment company that specializes in the acquisition, production and distribution of film and television content, since July 2003. From 1999 to 2003, Mr. Throop was Chief Executive Officer, Records on Wheels Group Partner. Previously, Mr. Throop was the owner of Urban Sound Exchange between 1991 and 1999. Mr. Throop has over 20 years of executive management experience in the entertainment industry. Mr. Throop serves on the Board of Directors of Entertainment One Ltd. He is a member of the International Academy of Television Arts and Sciences.

Key Skills and Experience:

Mr. Throop’s experience in the growth of an entrepreneurial and international entertainment company which is engaged in film distribution, television and music production, programming, merchandising and licensing further strengthens the Board’s expertise in these areas.

Item No. 2 - APPOINTMENT OF AUDITORS

At the Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), as our auditors to hold office until the close of the next Annual Meeting of Shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN”.

Representatives of PwC are expected to be present at the Meeting and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are our principal independent accountants. PwC have been our auditors for more than five years. The following table presents fees for professional services rendered by PwC for the audits of our annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees billed for other services rendered by PwC during those periods:

Type of Fees	2018 ($)	2017 ($)	Description of Fees
Audit Fees	1,635,000	1,722,000

For professional services rendered by PwC in connection with the audit of our financial statements included in our Annual Report on Form 10-K and of our internal control over financial reporting, the review of our financial statements included in our Quarterly Reports on Form 10-Q, various statutory audits and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees	75,000	61,000

For professional services rendered by PwC in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2018, audit-related fees consisted primarily of reimbursement for 2018 Canadian Public Accountability Board fees; fees for audit of the Company’s pension plan; and various other smaller matters.

Tax Fees	920,000	1,642,000

For professional services rendered by PwC in connection with tax advice, tax planning and tax compliance. In 2018, tax fees consisted primarily of the tax advice related to the establishment of proper transfer pricing relationships including APA support; U.S. business realignment and restructuring; and various smaller items. Tax compliance related fees represented $387,000 and $592,000 of the total Tax Fees in 2018 and 2017, respectively, primarily for certain of our foreign subsidiaries and partnerships, indirect tax compliance, expatriate taxes and various smaller items.

All Other Fees	61,000	52,000	For Hong Kong Stock Exchange (“HKSE”) requirement-Environmental, Social and Governance and Corporate Governance Code reporting.
Total	2,691,000	3,477,000
Note: Comparatives have been reclassified to conform with the current period classification.

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee, and the fees for each category are budgeted. The Audit Committee requires PwC and management to report actual fees versus the budget to the extent that actual fees exceed budgeted and approved fees. The Audit Committee reviews all actual fees at year-end. During the year, circumstances may arise when it may become necessary to engage PwC for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of PwC. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Item No. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation program for our Named Executive Officers (“NEOs”) as disclosed in this Circular.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2018 shareholder Say-on-Pay vote at the 2018 Annual General Meeting. At that meeting, a majority of votes cast were not supportive of our executive compensation program. In response to that vote, and in connection with the Compensation Committee’s ongoing evaluation of our compensation practices and the comments from proxy advisory services that our shareholders use, at the end of 2018 and in early 2019 the Compensation Committee and management developed a targeted shareholder engagement plan focused on soliciting feedback on the Company’s executive compensation program. This engagement allowed shareholders to speak to members of our Board of Directors, including the Chairman, our Lead Independent Director and a member of our Compensation Committee. The objective was to hear feedback directly from our shareholders on our existing compensation program and on the views expressed in proxy advisor guidance used by many of our shareholders. The meetings were timed in such a way to also provide an opportunity to preview and socialize initial thoughts the Compensation Committee had developed in partnership with outside consultants in relation to a number of contemplated changes, such as the Company’s compensation peer group, incentive plan design and terms within the CEO’s employment agreement, which expires at the end of 2019.

The Compensation Committee is committed to making changes to the Company’s executive compensation program that reflect the feedback it received in these discussions, such as the adoption of performance share units (“PSUs”), using quantifiable metrics to determine short-term cash bonuses for the CEO and other NEOs, and re-evaluating the scope of our clawback provisions, among other changes, as further described below in “Compensation Discussion and Analysis”.

As discussed in this Circular, the objectives of our executive compensation program are to:

•

provide competitive total compensation packages that include short-term cash-based and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their relative individual contributions to our success;

•	link executive compensation to our long-term strategic objectives; and

•	align the NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership, mutual goals and shared risk among executives.

Consistent with these goals and as discussed in “Compensation Discussion and Analysis” beginning on page 21 we have structured our overall executive compensation program, which includes annual short-term cash and long-term equity compensation plans (the “Equity Compensation Plans”), to motivate executives to achieve results consistent with certain business and individual performance factors, to reward the executives for achieving or exceeding such results and to encourage retention of executives beyond the current year.

We encourage you to carefully review the “Compensation Discussion and Analysis” section, the tabular compensation disclosures and the related narrative disclosures beginning on page 42 for additional information about our compensation programs, including information about the fiscal year 2018 compensation of our NEOs and changes the Compensation Committee is committed to making in 2019 and beyond that were developed as a result of our recent targeted outreach to shareholders.

Based on the recommendation of shareholders at our 2017 Annual General Meeting, and the Board of Directors’ consideration of that recommendation, we have determined that we will hold a “Say-on-Pay” vote every year, until the next required shareholder vote to recommend the frequency of such votes. Accordingly, we are asking our shareholders to indicate their support for the compensation program for our NEOs as described in this Circular. The Say-on-Pay vote gives our shareholders the opportunity to express their views on our NEOs’ compensation program. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation program for the NEOs and the philosophy, policies and practices described in this Circular.

Shareholders will be asked to indicate their support for the compensation program for our NEOs, as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution. Voting “ABSTAIN” is the equivalent to voting “WITHHOLD”.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Meeting:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure set forth in the Proxy Circular of the Company dated April 29, 2019.

Although the vote is advisory and non-binding in nature, the Board of Directors and the Compensation Committee will review the voting results and will consider shareholder views in connection with our executive compensation program. If there are a significant number of negative votes, the Board of Directors and the Compensation Committee will continue to seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

EXECUTIVE OFFICERS

  The following table sets forth certain information regarding our executive officers as of April 29, 2019:

NAME	AGE	POSITION

EXECUTIVE OFFICERS:

Richard L. Gelfond	63	Chief Executive Officer (“CEO”) and Director

Patrick McClymont	49	Chief Financial Officer (“CFO”) and Executive Vice President

Megan Colligan	46	President, IMAX Entertainment and Executive Vice President, IMAX Corporation

Robert D. Lister	50	Chief Legal Officer and Senior Executive Vice President, IMAX Corporation

Mark Welton	55	President, IMAX Theatres

Jiande Chen	63	Chief Executive Officer, IMAX China Holding, Inc.

Kenneth I. Weissman	47	Senior Vice President, Legal Affairs and Corporate Secretary

Jeffrey Vance	47	Senior Vice President, Finance and Controller

OTHER KEY EXECUTIVES:

Brian Bonnick	62	Chief Technology Officer and Executive Vice President

Carrie Lindzon-Jacobs	42	Chief Human Resources Officer and Executive Vice President

Denny Tu	42	Chief Marketing Officer and Senior Vice President, IMAX Corporation
Craig Dehmel	50	Executive Vice President, Head of Global Distribution, IMAX Entertainment and Senior Vice President, IMAX Corporation

Bruce Markoe	62	Senior Vice President of Post Production, Operations and DMR

RICHARD L. GELFOND Chief Executive Officer and Director

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009 and has been a director since March 1994. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond also serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Academy of Motion Picture Arts and Sciences. Mr. Gelfond serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

PATRICK MCCLYMONT Chief Financial Officer and Executive Vice President

Patrick McClymont joined the Company in August 2016 as Chief Financial Officer and Executive Vice President and leads IMAX’s global financial operations. Prior to joining the Company, Mr. McClymont was Executive Vice President and Chief Financial Officer at Sotheby’s, where he led select P&L activities, corporate strategy, regional Finance Directors in the Americas, Europe and Asia, as well as the finance, accounting, tax, treasury, and investor relations functions. Prior to Sotheby’s, he was Partner and Managing Director at Goldman, Sachs & Co., where he spent 15 years.

Mr. McClymont is a member of the Board of Directors of Standard Motor Products, Inc., (“SMP”) and is a member of the SMP Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee.

MEGAN COLLIGAN President, IMAX Entertainment and Executive Vice President, IMAX Corporation

Megan Colligan joined the Company in February 2019 as President, IMAX Entertainment and Executive Vice President, IMAX Corporation. Prior to joining the Company, Ms. Colligan served in executive roles at Paramount Pictures from 2006 to 2017, most recently as Worldwide President of Marketing and Distribution. She spearheaded the marketing and distribution efforts for many of Paramount’s most successful franchise properties and oversaw Paramount’s Home Entertainment division, a $1 billion annual business for the studio.

A member of the Academy of Motion Picture Arts and Sciences, Ms. Colligan was also the winner of the 2013 Sherry Lansing Award from Big Brothers and Big Sisters of Greater Los Angeles. She has served on the organization’s Board since receiving the honor. She chairs the marketing committee and serves on the executive committee and fund development committee. She graduated from Harvard University with a B.A. in American history and African American studies.

ROBERT D. LISTER Chief Legal Officer and Senior Executive Vice President, IMAX Corporation

Robert Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel, and currently serves as Chief Legal Officer and Senior Executive Vice President of IMAX Corporation. Mr. Lister has held numerous positions at the Company, including Chief Legal Officer and Chief Business Development Officer, Senior Executive Vice President and General Counsel and Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. From 1996 to 1998, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company.

Mr. Lister serves on the Board of Directors of the Company’s Ireland entity, IMAX Theatres International Limited, and also serves on the Board of TCL-IMAX Entertainment Co., Limited, a joint venture of TCL Corporation and the Company, and until March 2016, served as its Chairman. Mr. Lister is a member of the New York State Bar Association.

MARK WELTON President, IMAX Theatres

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President, IMAX Theatres in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President, Corporate and Digital Development & Theatre Operation since April 2007. Mr. Welton has held various other positions within the Company including: Senior Vice President, Business Affairs; Senior Vice President, Theatre Operations; and Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company, Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company. Prior to that, Mr. Welton was an associate accountant at Ernst & Young.

Mr. Welton is a member of the Ontario Bar Association and of the Chartered Professional Accountants Canada.

JIANDE CHEN Chief Executive Officer IMAX China Holding, Inc.

Jiande Chen joined the Company in August 2011 as Chief Executive Officer of IMAX China Holding, Inc., a subsidiary of the Company. Mr. Chen was previously the Senior Vice President, Chief Representative and General Manager of Sony Pictures Entertainment, China from 2000 to 2011. Prior to that, Mr. Chen was a Vice President of Allied Signal (China) Holding Corp., an aerospace, automotive and engineering company, a Vice President of Boeing China Inc., and a Vice President of DDB Advertising/PR Corp. in Seattle.

Mr. Chen is a member of the Board of Directors of IMAX China Holding, Inc., and a member of the board of TCL-IMAX Entertainment Co., Limited, a joint venture of TCL Corporation and the Company.

KENNETH I. WEISSMAN Senior Vice President, Legal Affairs and Corporate Secretary

Kenneth Weissman joined the Company in October 2011 as Vice President, Legal Affairs, and has held the position of Senior Vice President, Legal Affairs since 2015. In December 2017, Mr. Weissman was appointed Corporate Secretary, and was also appointed by the Company’s Audit Committee as Chief Compliance Officer. Before joining the Company, Mr. Weissman was Senior Corporate Counsel at Sony Corporation of America, where he held various positions from 2004 through 2011. Prior to that, Mr. Weissman was an associate lawyer at Skadden, Arps, Slate, Meagher & Flom in New York and Testa, Hurwitz & Thibeault in Boston, and served as a law clerk to the Hon. Judith S. Kaye, Chief Judge of the State of New York.

Mr. Weissman is Corporate Secretary to the Board of Directors of TCL-IMAX Entertainment Co., Limited, a joint venture of TCL Corporation and the Company. Mr. Weissman is a member of the American Bar Association and the Association of Corporate Counsel.

JEFFREY VANCE Senior Vice President, Finance and Controller

Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Senior Vice President, Finance and Controller in March 2011. Previous to that, from 2008 to 2011, Mr. Vance served as Vice President, Finance and Controller. Mr. Vance has held various other positions within the Company including Co-Controller and Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004.

Mr. Vance is a member of the Chartered Professional Accountants Canada.

OTHER KEY EXECUTIVES

BRIAN BONNICK Executive Vice President and Chief Technology Officer

Brian Bonnick joined the Company in January 1999 as Vice President, Research & Technology and was appointed Chief Technology Officer in October 2011, and has held the position of Executive Vice President, Technology since June 2006. Previous to that, Mr. Bonnick held the position of Senior Vice President, Technology from August 2001 to June 2006. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Before his role at Electrohome Corporation, Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company.

Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.

CARRIE LINDZON-JACOBS Chief Human Resources Officer and Executive Vice President

Carrie Lindzon-Jacobs joined the Company in May 2011 as Senior Vice President, Human Resources and was appointed Executive Vice President, Human Resources in May 2012. In March 2017, Ms. Lindzon-Jacobs was appointed Chief Human Resources Officer and Executive Vice President. Prior to joining the Company, Ms. Lindzon-Jacobs was Head of Human Resources and Organizational Development at Courtyard Group from 2007 to 2011. Prior to that, Ms. Lindzon-Jacobs held various positions of increasing scope and responsibility at the Canadian Imperial Bank of Commerce (CIBC) from 2001 to 2007.

Ms. Lindzon-Jacobs is a Certified Human Resources Executive (CHRE) Member of the Human Resources Professional Association.

DENNY TU Chief Marketing Officer and Senior Vice President, IMAX Corporation

Denny Tu joined the Company in August 2017 as Executive Vice President, Global Brand & Creative and Senior Vice President, IMAX Corporation and was appointed Chief Marketing Officer in February 2019. From 2011 to 2017, Mr. Tu was Head of Strategy, Brand & Creative at Sky, Europe’s largest entertainment, media, & technology company. Prior to that, he served as Managing Director/Senior Vice President at Autonomy, an advertising & creative agency.

A dual UK and U.S. citizen, he serves on the Board of Trustees for Ditch The Label, a leading global anti-bullying charity.

CRAIG DEHMEL Executive Vice President, Head of Global Distribution, IMAX Entertainment and Senior Vice President, IMAX Corporation

Craig Dehmel joined the Company in September 2016 as Executive Vice President, Head of Global Distribution, IMAX Entertainment and Senior Vice President, IMAX Corporation. Mr. Dehmel manages the global theatrical release planning and execution of Hollywood, local, documentary, and special content releases to IMAX screens worldwide. Prior to joining the Company, he managed the theatrical release planning and execution of all 20th Century Fox-distributed titles in over 100 countries, worldwide, during his sixteen-year career with Fox. Mr. Dehmel is a member of the Academy of Motion Picture Arts and Sciences. Mr. Dehmel has been a guest lecturer at the Anderson School of Business (UCLA) for the past 15 years, teaching a seminar on the fundamentals of the worldwide theatrical business. He is also a regular guest speaker at the Annenberg School of Communications and Peter Stark Producing Program, both at USC.

Mr. Dehmel has a B.A. in History from Colgate University and an MBA in Entertainment Management and Strategy from the Anderson School at UCLA.

BRUCE MARKOE Senior Vice President of Post Production, Operations and DMR

Bruce Markoe joined the Company in July 2015 as Senior Vice President of Post Production, Operations and DMR. Prior to joining the Company, and starting in 2011, Mr. Markoe was Senior Vice President of Post Production at Marvel Studios. Before his role at Marvel Studios, Mr. Markoe was Senior Vice President of Post Production at Overture Films, and starting in 2007, Executive Vice President of Post Production at Revolution Studios.

Mr. Markoe is a member of the Academy of Motion Picture Arts and Sciences in the Sound Branch. He has been a featured speaker and mentor over the years at post production industry and educational events.

2018 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our Equity Compensation Plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,498,917		23.24	3,268,390
Equity compensation plans not approved by security holders	Nil		Nil	Nil
Total	6,498,917	(2)	23.24	3,268,390	(3)

(1)

The weighted average exercise price under column (b) with respect to equity compensation plans does not include Common Shares issuable upon the vesting of outstanding RSUs, which have no exercise price.

(2)	Represents 10.57% of 61,478,168 Common Shares outstanding as of December 31, 2018. This number includes outstanding Options and Restricted Share Unit.

(3)	Represents 5.32% of 61,478,168 Common Shares outstanding as of December 31, 2018.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Shares as of April 11, 2019, or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all current directors and the NEOs, individually; and (iii) all current directors and executive officers as a group. Our NEOs are the individuals who served during 2018 as CEO, CFO, and the three most highly compensated executive officers of the Company, other than the CEO and the CFO, who were serving as executive officers as of December 31, 2018.

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)	Common Shares that can be Acquired within 60 days	Total	Percentage of Outstanding Common Shares (2)

Richard L. Gelfond	260,379 (3)	2,528,107	2,788,486	4.4%

Bradley J. Wechsler	195,667 (4)	12,000	207,667	*

Neil S. Braun	32,475 (5)	8,000	40,475	*

Eric A. Demirian	22,939 (6)	14,949	37,888	*

Kevin Douglas	8,899,678 (7)	--	8,899,678	14.5%

David W. Leebron	80,946 (8)	14,949	95,895	*

Michael MacMillan	15,852 (9)	--	15,852	*

Dana Settle	17,653 (10)	--	17,653	*

Darren Throop	8,341 (11)	--	8,341	*

Patrick McClymont	16,481 (12)	38,155	54,636	*

Greg Foster	97,548 (13)	544,234	641,782	1.0%

Robert D. Lister	39,366 (14)	218,253	257,619	*

Don Savant	-- (15)	--	--	--
All directors and executives (17 persons)	9,622,819 (16)	2,934,898	12,557,717	20.2%

* Less than 1%

(1)

Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to us.

(2)

The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 61,481,716 Common Shares outstanding as of April 11, 2019, adjusted for Common Shares issuable through the exercise of vested stock options held by such person, plus stock options and restricted share units held by such person that vest within 60 days of that date.

(3)	Mr. Gelfond has sole voting and dispositive power with respect to 245,279 Common Shares and shared voting and dispositive power with respect to 15,100 Common Shares.
(4)	Mr. Wechsler has sole voting and dispositive power with respect to 125,667 Common Shares and shared voting and dispositive power with respect to 70,000 Common Shares.
(5)	Mr. Braun has sole voting and dispositive power with respect to 32,475 Common Shares.
(6)	Mr. Demirian has sole voting and dispositive power with respect to 22,939 Common Shares.

(7)	Mr. Douglas has shared voting power with respect to 6,661,392 Common Shares and shared dispositive power with respect to 8,774,374 Common Shares.
(8)	Mr. Leebron has sole voting and dispositive power with respect to 79,646 Common Shares and shared voting and dispositive power with respect to 1,300 Common Shares.
(9)	Mr. MacMillan has sole voting and dispositive power with respect to 15,852 Common Shares.
(10)	Ms. Settle has sole voting and dispositive power with respect to 17,653 Common Shares.
(11)	Mr. Throop has sole voting and dispositive power with respect to 8,341 Common Shares.
(12)	Mr. McClymont has sole voting and dispositive power with respect to 16,481 Common Shares.
(13)

Mr. Foster has sole voting and dispositive power with respect to 97,548 Common Shares. Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018. The ownership information for Mr. Foster is based upon information available to the Company as of April 11, 2019.

(14)	Mr. Lister has sole voting and dispositive power with respect to 39,366 Common Shares.
(15)

Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019. The ownership information for Mr. Savant is based upon information available to the Company as of March 18, 2019.

(16)	In addition, one executive officer (who is not an NEO) has sole voting and dispositive power with respect to 12,192 common shares of the Company’s subsidiary, IMAX China Holding, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC (“Section 16(a) Reports”). The Reporting Persons are also required by the Exchange Act to furnish us with copies of all Section 16(a) Reports they file.

During the fiscal year ended December 31, 2018, based solely upon a review of Forms 3, 4, and 5 (and amendments thereto) received from, or written representations by, the Reporting Persons, in respect of the fiscal year ended December 31, 2018, we believe that all Section 16(a) Reports were timely filed by the Reporting Persons.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation program for our Named Executive Officers (“NEOs”), the associated rationale, and key decisions and activities for the year ended December 31, 2018. For 2018, our NEOs were:

Name	Role

Richard L. Gelfond	Chief Executive Officer

Patrick McClymont	Chief Financial Officer and Executive Vice President

Greg Foster	Former Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation (1)

Robert D. Lister	Chief Legal Officer and Senior Executive Vice President

Don Savant	Former President Worldwide Sales and Exhibitor Relations and Executive Vice President (2)

(1)	Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018.
(2)	Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019.

IMAX global box office reached $1 billion+ for the first time in Company history	Launch of IMAX with Laser system and new global brand marketing campaign	IMAX box office in China up +16% hitting record levels

Performance in 2018

Throughout 2018, we focused on increasing the earnings power of our core business. We launched our highly differentiated IMAX with Laser system, refined our global marketing strategy and addressed certain challenges we faced in China. These strategic initiatives, coupled with robust network expansion activity, contributed to a successful year in which we surpassed $1.0 billion of IMAX global box office for the first time in the Company’s 50-plus-year history.

The Company’s financial performance in 2018 reflects the success of these strategies. The Company delivered full-year GAAP net income per share attributable to common shareholders of $0.36 for 2018 compared to $0.04 in 2017. We also achieved adjusted net income per share attributable to common shareholders of $0.91 in 2018, compared to $0.62 in 2017, an increase of 46.8%. Strong box office and continued cost discipline drove a 381-basis point increase in 2018 operating income margin compared to 2017. Net income for 2018 was $33.6 million compared to $12.5 million in 2017 and Adjusted EBITDA also rose from $126.2 million in 2017, excluding the impact of Marvel’s Inhumans, to $133.2 million for 2018. Return on Invested Capital increased from 2.6% in 2017 to 6.4% in 2018. See “Non-GAAP Financial Measures” on page 66 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements. The marked increases in these financial and operating metrics throughout 2018 speak to the strength of the Company’s performance and the efficacy of the changes we’ve implemented since last year.

In 2018, we introduced our new IMAX with Laser system designed to meaningfully increase the quality and differentiation of The IMAX Experience®. The early exhibitor reactions have been extremely positive. Between launching the product in April and the end of 2018, we signed agreements for 203 systems, underscoring the value our global exhibitor partners see in the product. Many of these signings are with some of the largest exhibitors in the world, including AMC Entertainment Holdings, Inc., Cineworld Group PLC and Les Cinémas Pathé Gaumont. We believe the early success of IMAX with Laser further cements our status as one of the world leaders in entertainment technology.

As the Company continues to highlight the differentiation of The IMAX Experience, it becomes increasingly important that we effectively educate consumers on the benefits of seeing their favorite blockbusters in IMAX. In July, we launched our new brand campaign. We believe the value proposition of our platform is stronger than ever and while we are still in the early stages of this campaign, the initial reactions from our stakeholders are encouraging.

Another key initiative in 2018 was to refine our strategy in China. We programmed more local language films, worked more closely with the key ticketing platforms in China and rolled out our new brand campaign. As demonstrated by our recent box office performance in China, our efforts are succeeding. Last year, IMAX box office in China increased 16% to a record $337.0 million. Already in 2019, our box office performance was up 40% compared to the prior-year’s Chinese New Year holiday period. Wandering Earth, a Chinese local language film released over the 2019 Chinese New Year holiday, has become the highest-ever grossing IMAX film in China. Looking ahead, we believe our continued network expansion, coupled with the robust film slate ahead should continue to drive healthy box office growth in the Chinese market.

At a global level, we maintained robust signings and installation activity throughout 2018, building on our strong momentum from 2017. Specifically, we signed agreements for 122 new theater systems, resulting in a year-end backlog of 464 new theater systems. We also installed 149 new theater systems, bringing our global commercial network to 1,409 theaters, with our largest year-over-year growth in Greater China.

In September 2018, we also launched IMAX® Enhanced, a consumer electronics licensing business aimed at improving the quality of in-home content on premium television sets and sound systems. Sony and Sound United were our launch partners and we have since brought on several additional partners, such as Tencent and FandangoNow. This initiative leverages our existing technology and competencies and it has the potential to bring IMAX into the home on a larger scale.

Overall, we believe the combination of these initiatives, coupled with a powerful blockbuster film slate, drove strong box office growth in 2018 and will further benefit the Company and our stakeholders in 2019 and beyond.

We believe the Company is well-positioned to build off of our successes in 2018. As we move into 2019, our focus will be on the following key objectives: (1) focusing on growing earnings and increasing our return on invested capital, (2) continuing to expand our global theater footprint, especially into underpenetrated markets, (3) monitoring the market in China and responding to new trends and patterns, and (4) supporting the continued success of our newest strategic initiatives.

IMAX Theater Network

The IMAX global footprint as of December 31, 2018 consisted of 1,505 screens (1,409 commercial multiplex, 14 commercial destination, and 82 institutional) operating across 80 countries. The following graph shows a 21% compound annual growth rate in the IMAX network of commercial multiplex theaters from 2008 to December 31, 2018. Network growth and system sales backlog are two of the key metrics used by the Board of Directors in evaluating management and Company performance, as discussed in greater detail below under “Executive Compensation Components”.

Named Executive Officer Pay in 2018

In 2018, the base salaries for our NEOs were paid pursuant to the terms of their respective employment agreements. There were no increases to the base salaries for any of our NEOs in 2018, other than Mr. Foster, whose base salary increased by $50,000 compared to 2017.

In determining 2018 bonuses, the Compensation Committee considered the Company’s successes in the last year, including our strong financial performance, our robust signings and installation activity and our record-setting global box office numbers, as well as the impact of the strategic initiatives described above in driving improved performance throughout the year. Weighing all of these considerations, the Compensation Committee elected to award our NEOs bonuses for 2018 that were at or above the target opportunities established for them and that were at or above their prior-year bonuses. This result is consistent with the intent and design of our compensation philosophy and program principles, which link pay directly to performance and results. Mr. Savant was not eligible to participate in our 2018 bonus plan given his participation in the Commission Plans described below. Mr. Foster’s bonus was determined pursuant to the non-renewal provisions of his Employment Agreement.

In awarding the CEO’s bonus, the Compensation Committee analyzed Mr. Gelfond’s performance against a scorecard of metrics contained in the Company’s 2018 operating plan (Mr. Gelfond’s scorecard is included in “CEO Performance Assessment” on page 35), and took into account the Company’s strong financial results, IMAX’s record-setting global box office results and Mr. Gelfond’s oversight of and role in the launch of our new strategic initiatives designed to increase the revenue-generating power of our network, as described above. The Compensation Committee also considered the growth of our theater network, our continued robust signings and installation activities, as well as Mr. Gelfond’s efforts to keep the Company at the forefront of the media and entertainment industry through close relationships with studios, exhibitors and other key constituencies of the Company. Given the above, and in particular the fact that the CEO scorecard metrics were all met or exceeded in 2018, which was not the case in 2017 or 2016, the Compensation Committee concluded that a bonus of $1,700,000 for Mr. Gelfond was consistent with the intent and design of our variable pay plans, which link pay to performance.

We also granted a mix of stock options and restricted share units (“RSUs”) to align executives’ interests with those of shareholders over the long term and to promote a long-term view and retention. Stock option and RSU grant levels are approved by the Compensation Committee. In determining grant levels – whether as part of the annual grant process or pursuant to an employment agreement – the Compensation Committee takes into account both Company and individual performance as well as other elements of each NEO’s total compensation. Specifically, consideration is given to each NEO’s salary, responsibilities, market and peer group data and relative performance and compensation, including equity granted to other executives. In 2018, all stock option and RSU grants were made in accordance with each NEO’s employment agreement or in accordance with the Company’s standard process. As discussed in more detail below, the Company will be adjusting its equity compensation for the CEO and NEOs to incorporate PSUs, which we believe will further link executive compensation to Company performance.

Longer-Term Pay for Performance Alignment

A central tenet of our compensation philosophy is a pay-for-performance culture that rewards superior performance. The following chart demonstrates this by illustrating the relationship between Mr. Gelfond’s compensation in his capacity as our CEO for the last five years with total shareholder return, indexed to $100 on January 1, 2019. For the purpose of this chart, CEO compensation is the data contained in our Summary Compensation Table for the relevant year, which reflects the aggregate grant date fair values of stock options and RSUs in the year of grant.

In addition to showing correlation on an absolute basis, this is also true when we compare IMAX’s CEO realizable compensation and performance to our compensation comparator group over the last three years, as illustrated in the table below.

Peer Group Pay vs. Total Shareholder Return

3-Yr CEO Realizable Pay

TSR Performance %ile

Realizable pay reflects actual cash compensation earned and the intrinsic value of equity grants from the three most recent fiscal years for which data was available. Total Shareholder Return represents the three-year compound annual growth rate in dividend-adjusted close price, using the close price on the last day of the period for which pay was collected. Financial data was sourced from S&P’s Capital IQ financial database; compensation data was sourced from applicable proxy filings.

The Compensation Committee is confident that this data demonstrates the alignment of pay and performance in keeping with our compensation philosophy. However, in light of and in direct response to shareholder outreach and feedback, there are a number of changes the Compensation Committee is considering, which we discuss further below.

Shareholder Engagement Plan and Outreach

In light of the level of support the Company received at the 2018 shareholder meeting in connection with our advisory “Say-on-Pay” vote on executive compensation, in late 2018 and early 2019 the Compensation Committee and management developed and implemented a targeted shareholder engagement plan focused specifically on executive compensation. The objectives were to solicit feedback directly from our shareholders, listen to their concerns, engage in a sustained dialogue with them and respond to any questions they had about our executive compensation practices and about the views expressed in proxy advisor guidance used by many of our shareholders. The meetings were timed to also provide an opportunity to preview and socialize initial thoughts the Compensation Committee had developed in partnership with outside consultants in relation to the Company’s compensation peer group, incentive plan design and terms within the CEO’s employment agreement, which expires as of December 31, 2019. Further information on our shareholder engagement and the resulting changes are provided in the “Shareholder Engagement” section on page 26.

Compensation Committee Oversight

The Compensation Committee is comprised solely of independent directors who, at the end of 2018, were Michael Lynne (Chair), Kevin Douglas and Darren Throop. Mr. Lynne passed away on March 24, 2019. Following Mr. Lynne’s passing, Mr. Throop was appointed the Acting Chair of the Compensation Committee. The Chairman of the Board, Bradley J. Wechsler, and our Lead Independent Director, David W. Leebron, are invited to attend meetings but are not formal members.

Details of the Compensation Committee’s duties are summarized in “Corporate Governance” on page 57 and are fully documented in the Compensation Committee’s written charter which can be found on the Company’s corporate website.

The overarching purposes of the Compensation Committee are to discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers and to administer the Company’s Management Bonus Plan and long-term incentive plans. Specifically, the Compensation Committee:

•	prepares and approves the compensation package of the CEO;

•	reviews and approves corporate factors relevant to the compensation of the CEO and evaluates the performance of the CEO against these factors;

•	reviews all new employment, consulting, retirement and severance arrangements for the CEO;

•	reviews and discusses shareholder and/or proxy advisor feedback relating to compensation matters;

•	reviews and approves annually the components and the amount of compensation paid to potential NEOs;

•	evaluates and makes recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs;

•	performs the functions required of it under the Company’s Long-Term Incentive Plan (“LTIP”), including the grant of awards;
•	publishes disclosure required by regulations including the annual Compensation Committee Report to shareholders on the Company’s executive compensation policies and programs;
•	periodically assesses the adequacy of the Compensation Committee Charter and recommends changes to the Board;
•	conducts a review and evaluation of the Compensation Committee’s operating effectiveness and reports to the Board the results of the evaluation; and
•	reviews this CD&A and recommends to the Board of Directors its inclusion in this Circular.

Role of Outside Consultants

As set out in its Charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee.

In 2018, the Compensation Committee retained Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reported directly to the Compensation Committee and provided other nominal services to management during the year related to the LTIP and fees for such nominal services did not exceed $120,000. Pre-approval by the Compensation Committee is not required to authorize such services for management. In considering WTW independence, the Compensation Committee reviewed several factors relating to WTW and the individuals providing services to us and the Compensation Committee. Based on a review of these factors, including those required by the SEC and NYSE, the Compensation Committee determined that (i) WTW is independent and (ii) WTW’s engagement presents no conflicts of interest.

The Compensation Committee retained WTW to provide advice and assistance in reviewing the comparator group used for assessing compensation through an external lens, market assessments relative to the revised peer group, typical market practices relating to CEO compensation and employment agreement terms, shareholder engagement advice, and provided general ongoing advice related to executive compensation, as requested.

The Compensation Committee considers and incorporates the analysis and advice from WTW as well as support and insight from management when making decisions.

In 2018, Mercer (Canada) Inc. (“Mercer”) provided the Company with services related to secondments of our employees overseas, a review of our global compensation program, and actuarial services for the Supplemental Executive Retirement Plan (the “SERP”) and the post-retirement medical benefit plan for Mr. Gelfond. Mercer’s aggregate fees for such services did not exceed $120,000. Mercer did not provide any services to the Compensation Committee in 2018.

Role of Management

The Compensation Committee is accountable for any changes in compensation or employment terms for the CEO, who is not included in any board discussions or decisions regarding changes to his own compensation.

The Board of Directors has determined that to best align executive compensation with our shareholders’ interests and the Company’s business strategy, the CEO should make recommendations to the Compensation Committee with respect to the compensation of the other NEOs, given his familiarity with day-to-day operations and insight into executive performance. Accordingly, for the other NEOs, recommendations are made by the CEO and subsequently reviewed and approved by the Compensation Committee.

Each year, the CEO reviews the performance of each of the senior executives, in consultation with the Chief Human Resources Officer and other supervising executives as appropriate, and makes recommendations on all elements of compensation, except for those components of compensation already set out in an NEO’s employment agreement. In such situations, the CEO makes recommendations on the relevant elements of compensation at the time the employment agreement is being negotiated.

Evaluating Compensation

In evaluating the compensation for an NEO, the Compensation Committee or the CEO, as applicable, considers the following:

•

the individual’s skill set, experience, historical performance and expected future contribution, and the impact, including direct and indirect financial and non-financial costs to the Company if the individual were to depart from employment;

•	actual and relative individual performance and contribution;

•	the level of total compensation for our other senior executives; and

•	general market references in the form of pay information from other companies, published surveys and other public compensation disclosures.

In the case of compensation packages for the NEOs other than the CEO, the Compensation Committee reviews and determines whether to approve the components and amount of compensation recommended by the CEO, and the compensation packages are then implemented by the Company. The Board of Directors or the Compensation Committee must approve all equity award grants to NEOs.

Shareholder Engagement

At our 2018 Annual Meeting, 57% of shares cast voted against the “Say-on-Pay” advisory vote on executive compensation. While this was an improvement over the prior year, the combined outcome of the last two votes underscored that our shareholders continue to have concerns about aspects of our executive compensation and program design.

The Board of Directors and management of the Company agreed that, to respond to these concerns, a detailed, targeted shareholder engagement plan should be implemented. The intent and design of this engagement plan was to provide our major shareholders with an opportunity to connect directly with Board members, to collect views of our shareholders on our current executive compensation approach and to gauge shareholder reactions to changes that were being evaluated by the Board. This in turn would inform the Compensation Committee’s discussions and deliberations in 2019 regarding executive compensation in general, and in particular the CEO’s employment agreement, which expires as of December 31, 2019. In preparation for the shareholder engagement meetings, the Compensation Committee reviewed the feedback already received from proxy advisors, whose services are engaged by many of our shareholders, feedback collected by IMAX’s Investor Relations team as part of ongoing broader engagement activities and the input provided to the Compensation Committee by WTW. As part of this shareholder outreach, we contacted eight of our top ten shareholders, which represented approximately 60% of our outstanding Common Shares.

Shareholder Engagement Planning and Execution in early 2019

The primary areas of focus in our discussions were our compensation peer group, the use of formal performance metrics for short- and long-term compensation and expanding our existing clawback provisions.

Participants from IMAX included the Chairman of the Board, our Lead Independent Director, an independent Director and a member of our Compensation Committee, our Chief Financial Officer and our Vice President of Investor Relations.

One Board member, either Bradley J. Wechsler, David W. Leebron or Darren Throop, participated in every meeting.

Through the course of conducting these meetings, we received a range of helpful and insightful responses and feedback.

•	Shareholders welcomed the opportunity to discuss compensation-related matters directly with a member of the Board.

•

Shareholders who voted against our previous advisory vote on executive compensation expressed concern that the current compensation program did not include clearly articulated performance-based metrics for the CEO and other NEOs.

•

Shareholders provided specific feedback on performance measures that could be incorporated into short- and long-term performance-based incentive plans for the CEO and other NEOs. Shareholders emphasized that any metrics should align with IMAX’s strategy of creating long-term sustainable value, which might include return on invested capital and total shareholder return.

•

Shareholders were in agreement that developing a compensation peer group in the traditional sense remains challenging for IMAX given the lack of directly comparable companies that intersect at the junction of the entertainment and technology industries, as well as the Company’s significant presence in China.

•	Shareholders requested enhanced disclosure of the factors considered for any discretionary compensation paid to executives going forward.

•	Shareholders requested that the Compensation Committee review terms of the clawback provisions used in employment agreements and incentive plans.

•	Shareholders welcomed the addition of a Lead Independent Director to the Board (David W. Leebron, see page 59).

•	Other points related to our long-term compensation plans and broader disclosure and governance matters were also raised by shareholders.

•	Shareholders also took this opportunity to discuss their views on the Company’s performance generally, including the value of future stock repurchases and alternative capital allocation.

After reviewing and synthesizing the feedback received through this shareholder engagement process, the Compensation Committee diligently assessed and ultimately committed to implement a range of new initiatives and changes to existing compensation and disclosure practices, as detailed below.

•

We believe that the revised compensation peer group better reflects shareholder feedback in light of the removal of some of the larger companies and addition of some smaller companies, including those more focused on technology.

•

We have enhanced the disclosure related to the annual bonus plan this year. There are a number of specific metrics that are considered in determining bonus outcomes. For the first time we are formally disclosing the scorecard containing those metrics that are used in respect of the CEO’s bonus, along with a discussion of the other factors taken into consideration for both the CEO and other NEOs bonuses.

•	We are committed to incorporating certain specific financial and operating metrics to be formally used in determining CEO and NEOs’ annual cash bonuses.

•

We are committed to the adoption of long-term performance-based equity that would vest based on specific performance metrics and expanding the triggers and features of our existing clawback provisions, among other things. Thus, we will be moving to the use of PSUs for our CEO and NEOs.

•	We are dedicated to increased transparency in our CD&A and continued proactive shareholder engagement in the future.

Following the passing of Mr. Lynne, the previous Chair of the Compensation Committee, the Acting Chair of the Compensation Committee, Mr.  Throop, and the rest of the Board, are committed to implementing all of such changes as soon as practicable.

Incorporation of Shareholder Feedback in Ongoing Compensation Committee Discussions

Our shareholder engagement meetings were timed to provide the opportunity to inform Compensation Committee discussions with respect to both the CEO’s new employment agreement, which expires as of December 31, 2019, and practices that apply more broadly to our other NEOs. In response to the feedback received through our shareholder engagement, the Compensation Committee has committed to incorporating certain specific financial and operating metrics to be used in determining our CEO and NEO annual cash bonuses as soon as practicable. The Compensation Committee will utilize metrics that are likely to include some or all of the following to calculate 80% of CEO and NEO bonuses: EBITDA, earnings per share, free cash flow, the number of theater signings and the Company’s gross box office. See “Non-GAAP Financial Measures” on page 66 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements. The remaining 20% of the bonus calculation is intended to be left to the discretion of the Compensation Committee (or, in the case of an NEO, as recommended by the CEO with final approval by the Compensation Committee). This change was raised in the process of our shareholder engagement and these new metrics are intended to reflect what we heard in our discussions.

The Compensation Committee is also committed to making the following changes to our executive compensation practices for the CEO and other NEOs:

•	granting to the CEO PSUs that vest in accordance with the Company’s performance against certain metrics and associated goals, such as e.g., return on invested capital;

•	re-evaluating and expanding clawback provisions to allow recoupment of both cash and equity compensation;

•	granting to all NEOs PSUs that vest in accordance with the Company’s reaching certain performance metrics;

•	re-evaluating and expanding the clawback provisions that are part of the LTIP and employment agreements for all NEOs; and

•	reducing the discretion of the Compensation Committee in determining annual cash bonuses for the CEO and NEOs by making a higher percentage of them based on fixed, quantifiable financial metrics.

The Compensation Committee found the Board’s conversations with shareholders to be extremely constructive and plans to continue dialogue with shareholders on a proactive basis in the future.

Good Governance Policies and Practices

There are a number of policies and practices that the Compensation Committee has approved or avoided, to reflect the best interests of our shareholders and take account of the high governance standards to which we hold ourselves accountable. These are summarized below.

What We Do		What We Avoid

✓	Link executive pay to IMAX performance and shareholder interests through our annual and long-term incentive plans

No single-trigger change-in-control provisions for long-term incentive awards

No evergreen share reserves

No hedging or pledging of equity holdings

No re-pricing of underwater stock options without shareholder approval

No tax gross-ups on perquisites

No 280G excise tax gross-ups

No guaranteed bonuses

✓	Balance short- and long-term incentives, cash and equity, and fixed and variable pay appropriately
✓	Deliver the majority of target compensation based on direct or indirect (share price exposure) performance
✓	Compare compensation and performance to a relevant group of comparator companies
✓	Conduct an annual “Say-on-Pay” vote
✓	Require NEOs, a broader group of our executives, and outside directors to meet designated share ownership requirements
✓	Maintain clawback provisions in employment and incentive agreements to provide the ability to recoup unearned incentive compensation
✓	Provide only limited and reasonable perquisites
✓	Engage an outside independent compensation consultant
✓	Starting in 2018, reference a new comparator group to benchmark our compensation practices against appropriate peers in the market
✓	As soon as practicable, formally tie the CEO’s and NEOs’ annual cash bonuses to pre-defined set of measures and targets
✓	The Compensation Committee is committed to incorporating PSUs as part of executive compensation for the CEO and NEOs to promote greater alignment with long-term priorities of the Company

Use of Market Data

Each year the Compensation Committee undertakes a review of the companies that are used to provide insight into market competitive compensation levels and practices. Defining a relevant compensation peer group has proved challenging, given our diversified and unique business, history of innovative technology and product offerings, broad success in the worldwide entertainment market and the highly global nature of our employee base and operations. This complexity is magnified by the fact that our subsidiary, IMAX China Holding, Inc. (“IMAX China”), is publicly traded on the Hong Kong Stock Exchange, which results in an additional shareholder base, an additional regulatory framework, and a very distinct market (China) in which to do business.

Compensation Comparator Group

The Compensation Committee is cognizant of concerns expressed by the proxy advisors used by our shareholders regarding the composition of the comparator group we have referenced historically. This was reinforced by feedback received during our shareholder engagement meetings. Accordingly, in 2018, with input from WTW, the Compensation Committee reviewed and updated the public company comparator group used to provide market intelligence on compensation levels and design.

In partnership with our outside consultant, the Compensation Committee developed guiding principles that could be used to objectively assess potential comparators based on a number of characteristics that are relevant to IMAX. In approving these criteria, there were a number of matters that were discussed extensively to validate their inclusion as guiding principles.

These updated criteria resulted in a number of significant changes to the comparator group.

Companies Removed (-)	Companies Added (+)	Companies Retained (=)

Corus Entertainment Inc.	Ambarella, Inc.	Cinemark Holdings, Inc.

Six Flags Entertainment Corporation	Avid Technology, Inc.	Dolby Laboratories, Inc.

Take-Two Interactive Software, Inc.	Cineplex, Inc.	Lions Gate Entertainment Corp.

	Glu Mobile Inc.	TiVo Corporation

	Harmonic, Inc.	World Wrestling Entertainment, Inc.

The Marcus Corporation

Zynga Inc.

These changes resulted in the following public company comparator group being approved:

Ambarella, Inc.	Dolby Laboratories, Inc.	The Marcus Corporation

Avid Technology, Inc.	Glu Mobile Inc.	TiVo Corporation

Cinemark Holdings, Inc.	Harmonic, Inc.	World Wresting Entertainment, Inc.

Cineplex, Inc.	Lions Gate Entertainment Corp.	Zynga Inc.

Relative to the revised group, IMAX ranked at the 40th percentile with respect to market capitalization as at October 31, 2018. This is a substantial shift versus the prior comparator group where IMAX ranked at the 10th percentile, and consistent with our desire to incorporate shareholder feedback regarding relative size. When EBITDA was considered, IMAX’s relative ranking (39th percentile) was broadly consistent with its ranking in respect to market capitalization.

When data for the Comparator Group are insufficient or inappropriate for the purpose of market comparisons, due to the limited number of roles for which data is publicly disclosed, alternative references such as survey data are considered instead. The Compensation Committee reviews data for similarly situated roles when assessing and setting target total direct compensation for the NEOs. While comparator group and survey data are both useful tools in assessing compensation, it must ultimately be evaluated using sound business judgment based on specific knowledge of IMAX and its leaders. As such, both target and actual total direct compensation will depend on a variety of factors in addition to market data, including individual and Company performance, critical skills and capabilities, relative contribution, and retention.

Managing Compensation Risk

The Compensation Committee has determined, based on an assessment of the Company’s executive compensation programs completed by management, that our compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company. Central to that assessment is the fact that our compensation plans balance short-term and long-term incentives with the use of both cash and equity. This exposure to variable pay and the long-term sustainability of our stock price aligns our NEOs’ interests with those of our shareholders.

In addition, there are a number of additional policies that have been implemented with a view to further mitigating any risk that may arise.

•  Requires individuals to accumulate a significant ownership stake in IMAX so they are incentivized to maximize sustainable long-term returns for our shareholders

•  Applies to the CEO, other NEOs, other executives and members of the Board of Directors

•  Four-year time horizon to achieve ownership requirement, with annual milestones of 25% of the guideline

•  In the event that an individual does not achieve the ownership guideline within the required time frame, the Company retains the ability to require 100% retention of awards granted under the equity programs or a reduction in incentive awards

As of April 11, 2019, each of the NEOs subject to the guidelines had met their relevant share ownership requirement within the required time frame.

	Ownership Guideline (% salary)	Current Level of Achievement (% of salary)
Richard L Gelfond	300%	1,003%
Patrick McClymont	100%	217%
Robert D. Lister	100%	229%

•  The LTIP and each of the NEO’s employment agreements contain provisions that allow the Company to clawback awards or payments made

•  Ability to seek recoupment is subject to the applicable laws, rules or regulations and Company policy

•  Governed by our Insider Trading Policy

•  Officers, directors and employees are prohibited from hedging and pledging

•  Hedging: Engaging in short sales, buying or selling puts or calls of any instrument that is designed to hedge or offset decreases and increases in the value of Company securities, is prohibited

•  Pledging: Pledging Company securities as collateral for a loan, including through the use of margin accounts with a broker, is prohibited

Our Purpose and Compensation Philosophy

IMAX is a world leader in entertainment technology with a goal of creating entertainment experiences that exceed all expectations. The IMAX® brand represents a promise to deliver what today’s movie audiences crave — a memorable, more emotionally engaging, more thrilling and shareable experience. To achieve these goals, we rely on the knowledge, skills and expertise of our leadership, including our NEOs. Our overarching compensation philosophy is to pay for performance. We endeavor to attract and retain the necessary talent to deliver against our strategic objectives, to motivate performance achievement by promoting a pay for performance culture, to align executives’ interests to those of our shareholders by having a significant portion of total compensation tied to company performance and to reward superior performance. The following principles have guided us in developing our compensation programs and in determining the total compensation for our NEOs:

Our business is unique, dynamic and complex given our rapid growth, increasingly global footprint and critical relationships within the world-wide entertainment industry	Our NEOs should act in a manner that balances short-term growth and investments with sustainable long-term value creation for our shareholders, without creating undue risk

Aligning Compensation with our Strategic Objectives

In assessing an individual executive’s performance and aligning it to his or her compensation, the achievement of individual, department and corporate strategic objectives are taken into consideration. Details of the areas considered can be found in “Annual Cash Bonus Awards”.

Compensation Elements

Core Compensation Elements

The IMAX executive compensation program consists of three core elements. Depending on an individual’s role, he or she may be eligible to participate in other plans either in addition to or instead of one or more detailed below.

These three core elements are supplemented by additional benefits that include retirement and pension plans, and perquisites.

Element	Purpose Key Features

Base Salary	Compensate for services during the year Provide a base level of income and cash flow Take into consideration the competition for top talent in the industry

•  Specified within an NEO’s employment agreement and/or reviewed and amended during the Company’s annual review period. In all cases, the Compensation Committee reviews and approves all NEO base salaries

•  Takes account of a number of factors including:

∎  the role and its associated responsibilities;

∎  the NEO’s capability, knowledge, skills and experience within the context of the role requirements;

∎  market data for similar roles;

∎  actual and relative performance and contributions; and

∎  the overall total compensation for the role.

•  All employment agreements for NEOs include clawback provisions that allow the Company to recoup any payments or equity grants provided under those employment agreements

Annual Cash Bonus

Link short-term incentive compensation to the achievement of specific performance metrics that are consistent with corporate strategic priorities and objectives

Recognize and reward individual performance and relative contribution, in addition to rewarding Company performance

•  No guaranteed bonuses

•  Target bonuses specified within an NEO’s employment agreement and range from 60% to 100% of salary (other than Don Savant, who did not participate in the annual cash bonus program but instead received commission payments in accordance with our commission plans as detailed below)

•  CEO bonus capped at two-times salary

•  Performance assessment takes account of a combination of Company and individual performance

•  For NEOs other than the CEO, these are generally weighted equally

•  Any cash bonus provided to an NEO is subject to a clawback pursuant to the terms of the relevant employment agreement

Element	Purpose Key Features

Long-Term Incentives	Create alignment between NEOs and shareholders Recognize scope of responsibilities Reward demonstrated performance Encourage retention

•  The more senior an executive, the greater the portion of total compensation should be at-risk, equity-based and tied to performance

•  Provided through a combination of stock options and RSUs

•  Awards subject to time-vesting and continued employment requirements

•  Award values specified within an NEO’s employment agreement or determined during the annual performance review and equity grant process and take into account performance, total compensation, scope of responsibility, importance of retention, market data and internal relativities

•  Stock options have an exercise price equal to the fair market value on the date of grant and have a seven-year term

•  Awards to the CEO vest over periods of between one and three years in accordance with his employment agreement

•  For other NEOs, stock options and RSUs vest over three or four years, in accordance with their employment agreement or the LTIP.

•  All awards granted pursuant to the LTIP are subject to potential clawbacks as permitted or mandated by applicable laws and Company policy

•  All NEOs have minimum share ownership requirements

Non-core Compensation Elements

Element	Purpose Key Features

Retirement and Pension Plans	Provide for long-term financial security Encourage retention

•  All employees are offered the opportunity to participate in a plan, based on their role and country of residence, including defined contribution employee retirement plans under Section 401(k) of the Internal Revenue Code

•  Additionally, the CEO participates in a Supplemental Executive Retirement Plan (SERP) and is the beneficiary of an unfunded retiree health benefit plan

Perquisites and Other Benefits	Enable an NEO to focus fully on their role Provide for well-being and security Contribute to competitive overall pay practice

•  Executive supplemental health plan

•  Executive wellness program

•  Car-related benefits (company car or car allowance) and the ability to be reimbursed for reasonable car-related expenses

•  Death in service benefits (lump sum payment under company life insurance policies)

•  For certain NEOs, premiums on supplemental life insurance policies and reimbursement of qualifying expenses related to tax, financial and estate planning services, and business club memberships

Target Compensation Mix

The three core elements of compensation are assessed separately and in combination relative to the market, typically upon entry into or the renewal of an employment agreement, or in association with a promotion or change in role scope or during the Company’s annual performance review and compensation review process. The Compensation Committee believes that an NEO’s compensation levels and mix should reflect the scope and impact of his or her role in contributing to Company performance. As a role’s scope and impact increase, the following principles take hold:

A higher percentage of short-term and long-term compensation should be variable and at risk and based on specific metrics of Company performance, as well as individual performance and contribution.

A higher percentage of total compensation should be long-term in nature, to motivate actions conducive to long-term growth and success aligned to shareholder interests and tied to increasing shareholder value in a sustainable manner.

Equity compensation should increase as a percentage of total compensation, to further align an NEO’s interests with those of our shareholders, encouraging sustainable growth, long-term profits and an ownership mentality.

We annually determine the appropriate level of incentive compensation based on an NEO’s performance, relative contribution and company performance. Other factors we consider in determining the appropriate mix of an NEO’s incentive compensation include the ability of the executive to further corporate business objectives, particularly key strategic and operational initiatives, their management and budgetary responsibility, the importance of retention and his or her level of seniority.

In 2018, target total direct compensation for the CEO and other NEOs placed significant emphasis on equity compensation (58% for the CEO and 51% for the other NEOs on average) and on overall variable compensation (LTIP and target bonus together, which accounted for 79% for the CEO and 73% for the other NEOs on average). Mr. Savant is not included in the graphs below because he participates in the Commission Plans described below, which renders him ineligible to participate in the Management Bonus Plan.

Base Salary

NEOs’ base salaries are set out in their employment agreements. The following base salaries were in place during 2018.

Name	2017 Salary ($)		2018 Salary ($)		Change

Richard L. Gelfond	1,200,000		1,200,000		0%

Patrick McClymont	675,000		675,000		0%

Greg Foster	1,050,000	(1)	1,100,000	(2)	4.76%

Robert D. Lister	700,000		700,000		0%

Don Savant	250,000		250,000		0%

(1)  Mr. Foster’s base salary increased from $1,000,000 to $1,050,000 on July 2, 2017, pursuant to his employment agreement. As a result, his effective base salary for 2017 was approximately $1,025,000.

(2)  Mr. Foster’s base salary increased from $1,050,000 to $1,100,000 on July 2, 2018, pursuant to his employment agreement. As a result, his effective base salary for 2018 was approximately $1,075,000.

Annual Cash Bonus Awards

In determining the annual cash bonus, the Compensation Committee assesses a combination of each NEOs’ performance and Company performance and the level of compensation that performance would deliver based on a pre-established target bonus opportunity. The target bonuses for each NEO, other than Don Savant, who does not participate in the Management Bonus Plan, are included in their respective employment agreements. The target bonus as a percentage of base salary for Mr. Gelfond is 100%, for Mr. McClymont is 70%, for Mr. Foster was 100% and for Mr. Lister is 60%. Mr. Gelfond has a maximum amount of bonus pursuant to his employment agreement, which is 200% of his salary. Mr. Savant did not participate in the annual cash bonus program but instead received commission payments in accordance with our Commission Plans as detailed below.

The Compensation Committee reviews the annual cash bonus for Mr. Gelfond in the context of both Company and individual performance, undertaking a detailed analysis of his overall performance. For the other eligible NEOs, Company and individual performance are weighted equally.

CEO Performance Assessment

In assessing the CEO’s performance, the Compensation Committee reviewed his performance against a scorecard of specific, express objectives that had been established for 2018 at the outset of the year in the Company’s operating plan. This scorecard is intended to provide the Compensation Committee with an objective means of assessing performance and progress in a number of key financial and strategic areas.

CEO 2018 Scorecard (based on IMAX 2018 Operating Plan)			Noted Achievements
Financial
• Revenue (Target: $361.1M) • Adjusted net income (Target: $50M) • Attributable EBITDA (Target: $120.2M) • Adjusted earnings per share (Target: $0.76 per share)		✓	Each of these financial targets was exceeded • Revenue (2018: $374.4M) • Adjusted net income (2018: $57.8M) • Attributable EBITDA (2018: $133.2M) • Adjusted earnings per share (2018: $0.91 per share)
• SG&A management (Target: $119.3M)	✓		2018 SG&A was below target (2018: $117.5M)
• Gross margin improvement (Target: $196.1M)		✓	2018 gross margin increased by 12.2% versus 2017 (2018: $207.9M)
Growth in Theater Network
• System deals (including upgrades) signed in 2018 and backlog (Target: 125 system deals and 480 systems in backlog)		✓	IMAX signed deals (including upgrades) for 234 total systems and finished 2018 with a backlog of 564 systems
• System installations and upgrades completed in 2018 (Target: 57 sales-type leases, 27 hybrid JV’s, 63 full JV’s, 13 upgrades)		✓	149 new systems including 63 sales and sales-type leases, 14 hybrid JVs, 72 traditional JVs and 23 upgrades (of which 21 featured the new IMAX with Laser system)
Other
• IMAX global gross box office and global per screen average (Target: $993M and global per screen average of $767,000)	✓		IMAX achieved its highest gross box office in the Company’s history with $1.03B in 2018 and global per screen averages of $790,000
• R&D cost management (Target: $12.7M) and development and roll-out of IMAX with Laser	✓		2018 R&D spending was above the target but below the prior year’s (2018: $13.7M). The roll-out of IMAX with Laser exceeded expectations, with 56 new laser signings and 110 upgrades
• Refresh brand strategy	✓		Successfully launched the “Films to the Fullest” global brand marketing campaign
• Increase IMAX China gross box office (Target: increase by 11%) and stabilize China per screen average	✓		2018 total China box office was up 16% versus 2017, per screen average declined by 7% versus 2017 but IMAX picked and played nine of the top 10 grossing movies

See “Non-GAAP Financial Measures” on page 66 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements.

In addition to the items formally incorporated in the CEO scorecard, the Compensation Committee believes it is important to also look at the holistic IMAX performance to ensure the resulting assessment is aligned with the Company’s broader performance. In particular, the Compensation Committee emphasized the following accomplishments of our CEO:

•	improved culture of accountability, led by the CEO, with a shift to solution-focused change;

•

proactive assessment of the technology organization and its changing role within IMAX; effective execution of succession planning initiatives with the recruitment and infusion of new senior talent and transitioning of senior leadership roles, resulting in a more dynamic and proactive leadership team;

•	further solidification of key partner relationships which will serve as a foundation for future growth; and

•	improved forecasting capabilities, better enabling the Company to set and communicate realistic targets and budgets.

Against the scorecard established for the CEO, the Compensation Committee approved a bonus of $1,700,000, reflecting the role the CEO played in the strong performance in our core business areas and the work positioning IMAX for future sustainable growth. This assessment was reaffirmed when the Compensation Committee reviewed the broader aspects noted above.

Other NEOs’ Performance Assessment (excludes Don Savant; see below)

In assessing individual performance for 2018, the Compensation Committee considered the following:

•

Mr. McClymont’s proactive and real-time cost monitoring, cost reduction efforts and further strengthening of controls over selling, general and administrative expenses; his efforts in promoting and maintaining stability of our financial controls and his leadership and oversight of the Company’s Strategy and Corporate Development function and his contributions to other corporate initiatives;

•	Mr. Foster’s employment agreement, which prescribed a bonus payment equal to his target bonus in the case of non-renewal; and

•

Mr. Lister’s leadership of our global legal function, which includes reporting for two public companies, that continues to expand in breadth and complexity, as well as his oversight and contributions to the Company’s corporate initiatives.

2018 Annual Cash Bonus Outcomes

This performance resulted in the Compensation Committee approving the following annual bonus payments in respect of 2018:

Name	Actual Bonus ($)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Richard L. Gelfond	1,700,000	142%	142%

Patrick McClymont	550,000	81%	116%

Greg Foster	1,100,000	100%	100%

Robert D. Lister	440,000	63%	105%

In connection with his role as President Worldwide Sales and Exhibitor Relations, Don Savant was not eligible to participate in the Annual Cash Bonus Program. Instead, he participated in sales commission plans, which are directly aligned to the accountabilities and impact of his role. Details of these plans and the achievements in 2018 are set out below.

As discussed above, in conjunction with a detailed shareholder engagement plan and the feedback generated therefrom, the Compensation Committee has committed to incorporating certain specific performance metrics to be used for calculating CEO and NEO bonuses as early as 2019. Such measures will reduce the discretion of the Compensation Committee (and the CEO in respect to NEO bonuses) in determining future bonus outcomes.

Sales Commission Plan (Don Savant)

Where an individual’s position primarily involves responsibility for the Company’s theater sales, lease and joint revenue sharing arrangement activities, we tie a portion of his or her annual cash compensation to such revenue-generating efforts. This alternative short-term incentive arrangement is in lieu of the annual cash bonus opportunity described above for the CEO and other NEOs to ensure alignment with our pay-for-performance philosophy and to maximize accountability.

We maintain various sales commission plans (the “Commission Plans”) through which employees directly involved in theater sales activities participate. The leader of the sales team, if not participating directly in theater sales and thereby earning sales commission, is eligible for override payments at pre-determined levels. These plans are designed as a short-term incentive plan in lieu of annual bonus to reward sales employees and its leader, where through their efforts the Company secures obligations under contracts with third parties to build or retrofit, open and operate IMAX theaters. Typically, commissions payable under the Commission Plans are based either on a percentage of the contract value or on a fixed amount for each theater opened. The commission is calculated based on several factors, including the size and nature of the contractual relationship entered into by the Company with the third party.

Each theater transaction is examined at the time a binding agreement is entered into to determine which of the specific Commission Plans would apply. Subsequent to the signing of a binding agreement, the commissions payable under the completed transaction are calculated based on the applicable Commission Plans. The calculation is reviewed and approved by appropriate Company personnel. Effective April 2018, we amended the Commission Plans to reduce the level of commissions payable to managers who are not directly involved in a transaction. We also reduced commission levels on certain theater systems to better align with our current business strategy.

Don Savant was the President Worldwide Sales and Exhibitor Relations and Executive Vice President, IMAX Corporation until his employment agreement expired and was not renewed as of January 31, 2019. Accordingly, Mr. Savant participated in a sales commission plan for 2018. Mr. Savant was the only NEO who participated in any of our Commission Plans.

Under the terms of the Commission Plan, Don Savant’s performance in 2018 resulted in commission payments totaling $1,523,393.

Long-Term Incentives

Long-term incentive awards provide a direct alignment of interests with our shareholders given the exposure to movements in IMAX’s share price over a multi-year period. Such awards additionally recognize the scope of a role’s responsibility, rewards demonstrated performance, and encourages retention of talent and continuity in executive leadership. The level of value ultimately realized will largely reflect their successful execution of our strategy and ability to deliver long-term sustainable growth.

NEOs receive long-term incentives in the form of two types of equity-based awards that enable the Compensation Committee to achieve a combination of objectives.

•	Stock options enable the Compensation Committee to incentivize and reward sustained share price performance over a multi-year period, with no value realized unless the stock price increases; and

•

RSUs help retain senior leaders, whose experience and contributions are critical to the successful execution of our strategy. As noted above, the Company will be adjusting its equity compensation to incorporate PSUs tied to specific performance goals for its CEO and NEOs, which we believe will further link executive compensation to Company performance.

The Compensation Committee or full Board of Directors approves all long-term incentive awards to NEOs. These approvals are made either when an NEO’s employment agreement is entered into, or in connection with their participation in the annual equity grant process as appropriate. All NEOs are subject to share ownership guidelines as discussed in further detail above. In determining the award values the Compensation Committee takes into account a number of factors:

Individual performance	Company performance	Role scope and responsibility	Salary	Internal relativities	Market Data and Practices	Equity availability

The key features of the awards made in 2018 were as follows:

•  Exercise price equal to grant date fair market value

•  Ten-year term for CEO and seven-year term for other NEOs, subject to cancellation or forfeiture if the NEO’s employment terminates

•  CEO’s awards vest in accordance with his employment agreement over two years in six equal installments on May 1, September 1 and December 1 of 2018 and 2019

•  Awards made in 2018 vest over four years subject to the following schedule, unless otherwise provided by the terms of the CEO’s or an NEO’s employment agreement:

∎    20% on the first anniversary of the grant date;

∎    25% on each of the second and third anniversaries of the grant date; and

∎    30% on the fourth anniversary of the grant date

•  An RSU represents a contingent right to receive one Common Share of IMAX

•  Award determined by dividing the target value by the fair market value on the date of grant

•  Awards are subject to forfeiture if the NEO’s employment terminates

•  Awards made in 2018 vest over four years subject to the following schedule, unless otherwise provided by the terms of the CEO’s or an NEO’s employment agreement:

∎    20% on the first anniversary of the grant date;

∎    25% on each of the second and third anniversaries of the grant date; and

∎    30% on December 1st, immediately prior to the fourth anniversary of the grant date

In 2018, the following awards were granted to NEOs. The size and mix of equity grants as between stock option awards and RSUs is determined in the relevant provision of each NEO’s employment agreement:

Name	Total Grant Date Value ($)	2018 Option Award (#)	2018 Option Award Grant Date Value ($)	2018 RSU Award (#)	2018 RSU Award Grant Date Value ($)

Richard L. Gelfond	3,300,001	452,675	3,300,001	--	--

Patrick McClymont	1,349,994	53,233	337,497	48,561	1,012,497

Greg Foster (1)	1,837,491	170,454	1,049,997	36,713	787,494

Robert D. Lister	1,399,982	55,910	349,997	50,359	1,049,985

Don Savant (2)	324,984	12,815	81,247	11,690	243,737

(1)

Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested RSUs and stock options will be forfeited. Mr. Foster is able to exercise any vested stock options until January 3, 2020, at which point any unexercised stock options will be cancelled. For more information, please see the “Outstanding Equity Awards at 2018 Fiscal Year End” and related footnotes on page 45.

(2)

Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019. In connection with the non-renewal of Mr. Savant’s employment agreement, all unvested RSUs and stock options were forfeited but he was able to exercise any vested stock options until March 9, 2019, at which point any unexercised stock options were cancelled. For more information, please see the “Outstanding Equity Awards at 2018 Fiscal Year End” and related footnotes on page 45.

Additional information regarding the target award values and treatment on termination can be found in “Potential Payments upon Termination or Change-in-Control” on page 48, which provides details of the NEOs’ employment and change-in-control agreements.

As discussed above, in conjunction with a detailed shareholder engagement plan and the feedback generated therefrom, the Compensation Committee has committed to making changes to our equity compensation program to include PSUs, that would vest in accordance with the Company reaching certain financial or operating milestones. It is intended that the PSUs would be awarded to the CEO and the other NEOs.

Other Elements of Compensation

Retirement and Pension Plans

All of our employees are offered the opportunity to participate in at least one capital accumulation plan, to aid them in preparation for their future retirement. The exact nature of the plans offered for which an employee is eligible, including our NEOs, varies based on both their country of residence and level of seniority.

•  Available to eligible employees in the U.S., which we believe allows our employees to benefit from tax-advantaged savings plans and is part of providing a competitive compensation package to retain talent

•  Defined contribution employee retirement plans under Section 401(k) of the U.S. Internal Revenue Code (the “401(k) Plan”)

•  Contributions are made to the plan based on a fixed percentage of each employee’s earnings

•  NEOs participate on terms consistent with all other eligible employees

•  The Company provides supplemental benefits for the CEO, which we believe is a way to help retain our CEO by contributing to a competitive overall compensation package

•  Supplemental Executive Retirement Plan (SERP)

∎    Unfunded defined benefit arrangement

∎    Provides a lifetime retirement benefit from age 55 equal to 75% of Mr. Gelfond’s highest average 60 consecutive months of earnings (base salary and cash bonus) over his employment history up to and including December 31, 2010

∎    Mr. Gelfond’s benefits are 100% vested meaning that in the event of employment termination, other than for cause (as defined in his employment agreement), he is entitled to receive the benefits as a lump sum

•  Unfunded Retiree Medical Benefit Plan

∎   Covers Mr. Gelfond and his eligible dependents

∎   Provides that the Company will maintain retiree health benefits until Mr. Gelfond becomes eligible for Medicare

∎   Thereafter, the Company will provide Medicare supplemental coverage, as selected by Mr. Gelfond. If such supplemental coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage

∎   Mr. Gelfond is fully vested in this plan

•  For more information on the SERP and the retiree medical benefit plan, please see the section entitled “2018 Pension Benefits” on page 47

•  Mr. Foster is the beneficiary of a nonqualified deferred retirement plan, which we believe contributed to a competitive overall compensation package

•  An amount equal to 100% of Mr. Foster’s base salary for each year of his employment term, up to a total contribution of $3,150,000, has been credited to his account in installments as set out in his employment agreement. Pursuant to his employment agreement, Mr. Foster’s base salary was $1,000,000, $1,050,000 and $1,100,000 beginning July 2, 2016 and for each subsequent consecutive period ending July 2, 2017, July 2, 2018 and December 31, 2018, respectively

•  Mr. Foster’s interest vested in full on December 31, 2018 upon the non-renewal of his employment and the subsequent separation from service

•  For more information on this arrangement, please see the “2018 Deferred Compensation Table” on page 47

Other Benefits

We periodically review the levels of personal benefits and perquisites provided to the NEOs to ensure competitiveness and value to the employees and to promote their health and wellness. The benefits provided are intended to be market competitive, with the goal of ensuring that our senior executives are focused on their health and well-being which we hope will better enable them to discharge their duties and effectively focus on their contributions to IMAX. At present, we do not provide significant perquisites to our NEOs. The costs associated with these items ranging from $2,500 to $45,090 per NEO during 2018.

The supplemental health plan and executive wellness allowance were implemented to ensure that our medical benefits remain competitive in the market, and to ensure that our most senior executives are focused on health and well-being.

•

Executive Supplemental Health Plan: This plan, which covers certain of our senior executives located in the United States including all of our NEOs, provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans.

•

Executive Wellness Allowance: Certain senior executives, including all of our NEOs, can submit for reimbursement up to $2,500 in qualifying wellness costs each year. We also provided reimbursement to Mr. Foster for a reasonable amount of concierge medical expenses.

•	Car Benefits: Certain senior executives are provided either with use of Company car or a car allowances, along with the opportunity to submit reasonable car-related expenses for reimbursement.

•

Death-in-Service Benefit: Certain senior executives are entitled to receive a cash death benefit through our life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times the executive’s base salary, subject to prescribed maximums. In addition to our broader policy covering all executives, we have agreed to reimburse Mr. Gelfond for the costs of premiums associated with additional life insurance policies.

•

Reimbursement of Qualifying Expenses: Certain senior executives are eligible to submit for reimbursement qualifying expenses related to tax, financial and estate planning services, as well as business club memberships.

•	Tax Gross-up: We have no tax gross-up obligations with respect to the CEO or any NEO.

Changes to Pay Practices Going Forward

As noted above, in response to our discussions with shareholders, the Compensation Committee has committed to adopting the below changes to our executive compensation program going forward.

The Compensation Committee is incorporating certain specific financial and operating metrics to be used in determining our CEO and NEO annual cash bonuses starting as soon as practicable. The Compensation Committee will utilize metrics that will include the following to calculate 80% of CEO and NEO bonuses: EBITDA, earnings per share, free cash flow, the number of theater signings and the Company’s gross box office. See “Non-GAAP Financial Measures” on page 66 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements. The remaining 20% of the bonus calculation will be left to the discretion of the Compensation Committee (or, in the case of an NEO, as recommended by the CEO with final approval by the Compensation Committee). The Compensation Committee is also committed to making the following changes to our executive compensation practices for the CEO and other NEOs:

•	granting to the CEO PSUs that vest in accordance with the Company’s performance against certain metrics and associated goals, such as e.g., return on invested capital;

•	re-evaluating and expanding clawback provisions to allow recoupment of both cash and equity compensation;

•	granting to all NEOs PSUs that vest in accordance with the Company’s reaching certain performance metrics;

•	re-evaluating and expanding the clawback provisions that are part of the LTIP and employment agreements for all NEOs; and

•	reducing the discretion of the Compensation Committee in determining annual cash bonuses for the CEO and NEOs by making a high-percentage of them based on fixed, quantifiable financial metrics.

The Compensation Committee has committed to adopting these changes to further align our executive compensation program with the interest of our shareholders as soon as practicable.

Changes to NEOs in 2019

In the first quarter of 2019, the Company made certain changes to its executive officers. Don Savant, our former President of Worldwide Sales and Exhibitor Relations and Executive Vice President of the Company, left the Company on January 31, 2019 at the end of the term of his employment agreement with the Company. We did not offer him continued employment on terms substantially similar to his existing arrangement and Mr. Savant incurred a separation from service. In connection with such non-renewal, pursuant to his employment agreement Mr. Savant is entitled to 75% of his ongoing commissions in accordance with the normal payment schedule under the Commission Plans, but would otherwise not be entitled to any additional compensation. Any unvested RSUs or stock options held as of January 31, 2019 were forfeited and Mr. Savant was able to exercise any vested stock options until March 9, 2019. We are currently discussing the final terms of Mr. Savant’s non-renewal, which may include agreeing to a lump sum cash payment instead of ongoing commission payments.

As of December 31, 2018, Greg Foster transitioned out of the roles of Chief Executive Officer of IMAX Entertainment and Senior Executive Vice President. The terms of the non-renewal of his employment were governed by his employment agreement dated September 1, 2016. The terms stated that upon a non-renewal, Mr. Foster was entitled to a pro-rated target bonus for time worked during the year in which the separation from service occurred, payable within 30 days of the separation from service. Additionally, for eighteen months after the separation of service: (i) the Company would permit Mr. Foster to continue using his Company email account until he obtains subsequent employment, (ii) the Company would provide Mr. Foster and his dependents with continued participation in the Company’s group medical plans and pay for the cost of continuing medical insurance coverage under COBRA until Mr. Foster obtains subsequent employment, and (iii) the Company would reimburse Mr. Foster for up to $50,000 to be used by Mr. Foster for office rent, administrative assistance and related expenses, conference fees and related expenses, advisory services, and business related travel and expenses, to be used at Mr. Foster’s discretion.

In addition, on December 7, 2018, Mr. Foster entered into an understanding with the Company whereby he would continue to provide services to the Company as an employee from January 1, 2019 through July 3, 2019 to assist the Company in transitioning his duties. For this period, Mr. Foster is receiving compensation of $300,000 and continued healthcare coverage and vesting of stock options (which may be exercised until January 3, 2020), and will remain eligible for the compensation and benefits provided under his prior employment agreement due to its non-renewal, as described above. Mr. Foster’s professional services are exclusive to the Company from January 1, 2019 through July 3, 2019 and he remains subject to his Employee Confidentiality, Non-Competition and Intellectual Property Agreement with the Company.

Employment and Change-In-Control Agreements

Currently, we have written employment agreements with all of our NEOs, which are described in detail below in “Potential Payments upon Termination or Change-in-Control” on page 48. We believe that these agreements are critical to attract and retain talent and to motivate and properly incentivize our NEOs, while still allowing the Compensation Committee and the CEO requisite discretion to determine overall compensation in a given year. These employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the agreements are established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect compensation decisions resulting from a promotion or other change in job responsibility.

Each NEO’s employment arrangement requires that we make certain payments to the relevant NEO in the event of a termination of employment for various reasons, including, for several NEOs, upon a change-in-control of the Company. The provisions are designed to promote stability and continuity of senior management in the event of a transaction involving a change-in-control. Our severance and change-in-control benefits were determined on the basis of market practices to provide this stability as well as competitive overall compensation packages to the NEOs. No NEO has a “single-trigger” change-in-control benefit; all such provisions require a qualifying termination of employment following a change-in-control event.

For a description of these agreements, please see “Potential Payments upon Termination or Change-in-Control” on page 48.

Tax and Accounting Considerations

To the extent that any compensation paid to the NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, we intend to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

In determining the form and amount of compensation awarded we look mainly to the compensation principles and objectives outlined above while also giving consideration to the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation”.

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to certain top executives to $1.0 million per taxable year. In previous years, there was an exemption from this $1.0 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. In 2017, we modified our annual bonus program to comply with the requirements of Section 162(m), including Compensation Committee approval of metrics and targets at the beginning of the fiscal year. However, the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements. Therefore, grants of equity awards in 2018 did not receive the performance-based compensation exemption under Section 162(m) and the Company’s possible tax deduction was limited to a maximum of $1.0  million per taxable year.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee hereby state that they have reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2018, with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

April 29, 2019	Respectfully submitted,

Darren Throop (Acting Chair)
Kevin Douglas

2018 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the NEOs during the last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2018	1,200,000	1,700,000	(2)	--		3,300,001	(3)	--	(4)	86,122	(5)	6,286,123
Chief Executive Officer	2017	1,198,077	850,000		--		3,300,002		--		86,085		5,434,164
and Director	2016	1,100,000	950,000		6,600,010		3,899,998		1,769,275		94,476		14,413,759
Patrick McClymont	2018	675,000	550,000	(2)	1,012,497	(6)	337,497	(7)	--		37,911	(8)	2,612,905
Chief Financial Officer and	2017	675,000	475,000		1,012,505		337,497		--		36,181		2,536,183
Executive Vice President	2016	259,615	175,000		374,997		124,998		--		13,601		948,210
Greg Foster (9)	2018	1,074,039	1,100,000	(2)	787,494	(10)	1,049,997	(11)	--		2,202,311	(12)	6,213,841
Former Chief Executive	2017	1,024,039	250,000		787,490		1,050,001		--		689,192		3,800,722
Officer, IMAX Entertainment	2016	948,077	650,000		1,574,993		1,050,002		--		685,267		4,908,339
and Senior Executive Vice President, IMAX Corporation
Robert D. Lister	2018	700,000	440,000	(2)	1,049,985	(13)	349,997	(14)	--		40,894	(15)	2,580,876
Chief Legal Officer and	2017	699,519	275,000		1,049,985		350,002		--		33,627		2,408,133
Senior Executive Vice	2016	674,615	325,000		938,014		462,006		--		42,135		2,441,770
President, IMAX Corporation
Don Savant (16)	2018	250,000	--		243,737	(17)	81,247	(18)	--		1,560,764	(19)	2,135,748
Former President Worldwide	2017	249,038	--		243,764		81,252		--		3,177,416		3,751,470
Sales and Exhibitor Relations, Executive Vice President

(1)

As required by SEC rules, the “Option Awards” and “Stock Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values of stock options and RSUs respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K, for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, an NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(2)	This amount was determined by the Compensation Committee as described in “Pay and Performance in 2018 - Annual Cash Bonus Awards” on page 34.
(3)

This amount reflects the grant date fair value of the 452,675 stock options granted on January 3, 2018. The stock options vest and become exercisable in six installments: 75,445 on May 1, 2018 and 75,446 on each of September 1, 2018; December 31, 2018, May 1, 2019, September 1, 2019 and December 31, 2019. This award was granted pursuant to Mr. Gelfond’s 2016 employment agreement.

(4)

The value of Mr. Gelfond’s pension benefits under the SERP decreased by $1,577,666 compared to December 31, 2017 values, primarily due to an increase in the assumed lump sum conversion rate. See note 21(a) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K, for more information related to this calculation.

(5)

This amount reflects: (i) $45,090 for the payment of life insurance premiums on the life of Mr. Gelfond; (ii) $6,875 for contributions to our 401(k) retirement plan; (iii) $14,736 for the supplemental health reimbursement premiums; (iv) $16,921 for allowance for personal automobile use; and (v) $2,500 reimbursement under the Executive Wellness Plan.

(6)

This amount represents the grant date fair value of 48,561 RSUs granted on March 7, 2018. The RSUs vest over four years and will be converted to Common Shares in four installments: 9,712 on March 7, 2019; 12,140 on each of March 7, 2020 and March 7, 2021 and 14,569 on March 7, 2022. This award was granted pursuant to Mr. McClymont’s 2016 employment agreement.

(7)

This amount represents the grant date fair value of 53,233 stock options granted on March 7, 2018. The stock options vest and become exercisable in four installments: 10,647 on March 7, 2019; 13,308 on each of March 7, 2020 and March 7, 2021 and 15,970 on March 7, 2022. This award was granted pursuant to Mr. McClymont’s 2016 employment agreement.

(8)

This amount reflects: (i) $15,336 for the supplemental health reimbursement premiums; (ii) $13,200 for the allowance for personal automobile; (iii) $6,875 for contributions to our 401(k) retirement plan; and (iv) $2,500 reimbursement for the Executive Wellness Plan.

(9)

Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested RSUs and stock options will be forfeited.

(10)

This amount reflects the grant date fair value of 36,713 RSUs granted on July 2, 2018. The RSUs vest over three years and will be converted to Common Shares in three installments: 12,237 on each of July 2, 2019 and July 2, 2020; and 12,239 on July 2, 2021. This award was granted pursuant to Mr. Foster’s 2016 employment agreement. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested RSUs would be forfeited.

(11)

This amount reflects the grant date fair market value of 170,454 stock options granted on July 2, 2018. The stock options vest and become exercisable in three installments: 56,818 on each of July 2, 2019, July 2, 2020; and July 2, 2021. This award was granted pursuant to Mr. Foster’s 2016 employment agreement. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested stock options would be forfeited but he would continue to be able to exercise any vested stock options until January 3, 2020.

(12)

This amount reflects: (i) $6,875 for contributions to our 401(k) retirement plan; (ii) $14,736 for the supplemental health reimbursement premiums; (iii) $13,200 for allowance for personal automobile use; (iv) $2,500 reimbursement for the Executive Wellness Plan; and (v) $15,000 for additional fringe benefits. In addition, pursuant to Mr. Foster’s 2016 employment agreement, this amount also reflects $2,150,000 in respect of the vesting of the Foster Retirement Plan, as described under “Retirement and Pension Plans”.

(13)

This amount reflects the grant date fair value of the 50,359 RSUs granted on March 7, 2018. The RSUs vest and will be converted to Common Shares in four installments: 12,590 on each of March 7, 2019, March 7, 2020, and March 7, 2021 and 12,589 on March 7, 2022. This award was granted pursuant to Mr. Lister’s 2017 employment agreement.

(14)

This amount reflects the grant date fair value of the 55,910 stock options granted on March 7, 2018. The stock options vest and become exercisable in four installments: 13,978 on each of March 7, 2019, March 7, 2020 and March 7, 2021; and 13,976 on March 7, 2022. This award was granted pursuant to Mr. Lister’s 2017 employment agreement.

(15)

This amount reflects: (i) $6,875 for contributions to our 401(k) retirement plan; (ii) $14,736 for the supplemental health reimbursement premiums; (iii) $16,383 for allowance for personal automobile use; and (iv) 2,900 for professional tax services.

(16)	Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019.
(17)

This amount reflects the grant date fair value of the 11,690 RSUs granted on March 7, 2018. The RSUs vest and will be converted to Common Shares in four installments: 2,338 on March 7, 2019, 2,923 on each of March 7, 2020 and March 7, 2021 and 3,506 on December 1, 2021. In connection with the non-renewal of Mr. Savant’s employment agreement on January 31, 2019, all unvested RSUs were forfeited.

(18)

This amount reflects the grant date fair value of the 12,815 stock options granted on March 7, 2018. The stock options vest and become exercisable in four installments: 2,563 on March 7, 2019, 3,204 on each of March 7, 2020 and March 7, 2021; and 3,844 on March 7, 2022. In connection with the non-renewal of Mr. Savant’s employment agreement on January 31, 2019, all unvested stock options were forfeited, but his vested stock options were cancelled on March 9, 2019.

(19)

This amount reflects: (i) $6,875 for contributions to our 401(k) retirement plan; (ii) $14,736 for the supplemental health reimbursement premiums; (iii) $13,200 for allowance for personal automobile use; (iv) $2,500 reimbursement under the Executive Wellness Plan; and (v) $1,523,393 paid in commissions, as described under “Commission Plans”.

The material terms of the NEOs’ employment agreements are described below in “Potential Payments upon Termination or Change-in-Control”.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of stock options and RSUs made to NEOs during the fiscal year ended December 31, 2018 under any plan, including awards that subsequently have been transferred:

Name	Grant Date	Approval Date (1)	All Other Stock Awards: Number of Shares or Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Awards (4) ($/Sh)	Grant Date Fair Value of Option/RSU Awards (5) ($)
Richard L. Gelfond	January 2, 2018	November 8, 2016	--	452,675 (6)	23.20	3,300,001
Patrick McClymont	March 7, 2018	June 6, 2016	--	53,233 (7)	20.85	337,497
	March 7, 2018	June 6, 2016	48,561 (8)	--	--	1,012,497
Greg Foster (9)	July 2, 2018	September 1, 2016	--	170,454 (10)	21.45	1,049,997
	July 2, 2018	September 1, 2016	36,713 (11)	--	--	787,494
Robert D. Lister	March 7, 2018	December 15, 2017	--	55,910 (12)	20.85	349,997
	March 7, 2018	December 15, 2017	50,359 (13)	--	--	1,049,985
Don Savant (14)	March 7, 2018	March 2, 2018	--	12,815 (15)	20.85	81,247
	March 7, 2018	March 2, 2018	11,690 (16)	--	--	243,737

(1)

Represents the date the grant was approved by the Compensation Committee, if different from the grant date. In the case of equity grants pursuant to an employment agreement, the Compensation Committee approves the equity grants at the same time as the applicable employment agreement.

(2)	Each RSU represents a contingent right to receive one Common Share. All RSUs were awarded under the LTIP.
(3)	Each stock option, when vested, entitles the NEO to purchase one Common Share. All stock options were awarded under the LTIP.
(4)

Stock options were granted with an exercise price equal to the fair market value of the Common Shares on the applicable date of grant. Fair market value of a Common Share on a given date refers to the closing price of a Common Share on such date (or the most recent trading date if such date is not a trading date) on the NYSE. There is no exercise price associated with the granting of the RSUs.

(5)

This amount represents the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K, for the assumptions used to calculate the fair value of the stock options and RSUs. Whether, and to what extent, an NEO realizes value with respect to stock option or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(6)

The stock options become exercisable in six installments: 75,445 on May 1, 2018 and 75,446 on each of September 1, 2018; December 31, 2018; May 1, 2019; September 1, 2019 and December 31, 2019. This award was granted pursuant to Mr. Gelfond’s 2016 employment agreement.

(7)

The stock options become exercisable in four installments: 10,647 on March 7, 2019, 13,308 on each of March 7, 2020 and March 7, 2021 and 15,970 on March 7, 2022. This award was granted pursuant to Mr. McClymont’s 2016 employment agreement.

(8)

The RSUs vest and will be converted to Common Shares in four installments: 9,712 on March 7, 2019; 12,140 on each of March 7, 2020 and March 7, 2021 and 14,569 on March 7, 2022. This award was granted pursuant to Mr. McClymont’s 2016 employment agreement.

(9)

Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested RSUs and stock options will be forfeited. Mr. Foster is able to exercise any vested stock options until January 3, 2020 at which point any unexercised stock options will be cancelled.

(10)

56,818 of the stock options will become exercisable on July 2, 2019; and 56,818 would have vested on each of July 2, 2020; and July 2, 2021. This award was granted pursuant to Mr. Foster’s 2016 employment agreement. See note 9.

(11)

12,237 of the RSUs vest and will be converted to Common Shares on July 2, 2019 and 12,237 and 12,239 would have vested and been converted to Common Shares on each of and July 2, 2020 and July 2, 2021, respectively. This award was granted pursuant to Mr. Foster’s 2016 employment agreement. See note 9.

(12)

The stock options will become exercisable in four installments: 13,978 on each of March 7, 2019; March 7, 2020 and March 7, 2021 and 13,976 on March 7, 2022. This award was granted pursuant to Mr. Lister’s 2017 employment agreement.

(13)

The RSUs vest and will be converted to Common Shares in four installments: 12,590 on each of March 7, 2019; March 7, 2020 and March 7, 2021 and 12,589 on March 7, 2022. This award was granted pursuant to Mr. Lister’s 2017 employment agreement.

(14)

Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019. In connection with the non-renewal of Mr. Savant’s employment agreement, all unvested RSUs and stock options were forfeited as of January 31, 2019 but he was able to exercise any vested stock options until March 9, 2019, at which point any unexercised stock options were cancelled.

(15)	The stock options would have become exercisable in four installments: 2,563 on March 7, 2019, 3,204 on each of March 7, 2020 and March 7, 2021 and 3,844 on March 7, 2022. See note 14.
(16)

The RSUs would have vested and been converted to Common Shares in four installments: 2,338 on March 7, 2019; 2,923 on each of March 7, 2020 and March 7, 2021 and 3,506 on December 1, 2021. See note 14.

Additional terms and conditions of the stock options and RSUs granted listed above are described below in “Potential Payments upon Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each NEO outstanding as of December 31, 2018:

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)

Richard L. Gelfond	683,328	--		28.19	December 31, 2020	--		--
	426,695	--		27.20	February 21, 2024	--		--
	467,625	--		29.58	January 5, 2025	--		--
	486,284	--		31.40	June 7, 2026	--		--
	237,838	118,919	(1)	31.90	January 3, 2027	--		--
	226,337	226,338	(2)	23.20	January 2, 2028	--		--
	--	--		--	--	65,283	(3)	1,227,973 (4)
Patrick McClymont	10,482	5,241	(5)	32.01	August 8, 2023	--		--
	7,567	30,269	(6)	32.45	March 7, 2024	--		--
	--	53,233	(7)	20.85	March 7, 2025	--		--
	--	--		--	--	3,905	(8)	73,453 (4)
	--	--		--	--	24,962	(9)	469,535 (4)
	--	--		--	--	48,561	(10)	913,432 (4)
Greg Foster (11)	161,538	--		25.03	July 1, 2020	--		--
	128,266	--		27.82	March 7, 2021	--		--
	106,635	--		33.80	March 7, 2022	--		--
	90,792	45,395	(12)	30.71	September 1, 2023	--		--
	57,003	114,007	(13)	22.00	July 2, 2024	--		--
	--	170,454	(14)	21.45	July 2, 2025	--		--
	--	--		--	--	17,095	(15)	321,557 (4)
	--	--		--	--	23,863	(16)	448,863 (4)
	--	--		--	--	36,713	(17)	690,572 (4)
Robert D. Lister	25,715	--		20.25	January 9, 2019	--		--
	80,367	--		27.20	February 21, 2021	--		--
	47,137	15,713	(18)	33.80	March 7, 2022	--		--
	27,403	27,402	(19)	31.85	March 7, 2023	--		--
	9,977	29,932	(20)	32.45	March 7, 2024	--		--
	--	55,910	(21)	20.85	March 7, 2025	--		--
	--	--		--	--	6,213	(22)	116,867 (4)
	--	--		--	--	14,725	(23)	276,977 (4)
	--	--		--	--	24,268	(24)	456,481 (4)
	--	--		--	--	50,359	(25)	947,253 (4)
Don Savant (26)	4,266	5,215	(27)	31.85	March 7, 2023	--		--
	1,822	7,287	(28)	32.45	March 7, 2024	--		--
	--	12,815	(29)	20.85	March 7, 2015	--		--
	--	--		--	--	4,209	(30)	79,171 (4)
	--	--		--	--	6,010	(31)	113,048 (4)
	--	--		--	--	11,690	(32)	219,889 (4)

(1)	39,640 of the stock options will vest on each of September 1, 2019 and December 31, 2019 and 39,639 on May 1, 2019.
(2)	The stock options become exercisable in three installments: 75,446 on each of May 1, 2019; September 1, 2019 and December 31, 2019.
(3)	21,761 of the RSUs will vest and be converted to Common Shares on each of May 1, 2019; September 1, 2019 and December 31, 2019.
(4)	Market value of the RSUs is based on the closing price of the Common Shares on the NYSE on December 31, 2018 ($18.81).
(5)	5,241 of the stock options will vest on August 8, 2019.
(6)	9,459 of the stock options will vest on each of March 7, 2019 and March 7, 2020 and 11,351 on March 7, 2021.
(7)	The stock options become exercisable in four installments: 10,647 on March 7, 2019, 13,308 on each of March 7, 2020 and March 7, 2021 and 15,970 on March 7, 2022.
(8)	3,905 of the RSUs will vest and be converted to Common Shares on August 8, 2019.
(9)	7,801 of the RSUs will vest and be converted to Common Shares on each of March 7, 2019 and March 7, 2020 and 9,360 on March 7, 2021.
(10)	The RSUs vest and will be converted to Common Shares in four installments: 9,712 on March 7, 2019; 12,140 on each of March 7, 2020 and March 7, 2021 and 14,569 on March 7, 2022.

(11)

Mr. Foster served as Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation until the expiration of his employment agreement on December 31, 2018. Following the non-renewal of Mr. Foster’s employment agreement, we entered into a new employment agreement with him to assist in the transition of his responsibilities. Pursuant to such agreement, any outstanding equity will continue to vest through July 3, 2019 at which point any unvested RSUs and stock options will be forfeited. Mr. Foster is able to exercise any vested stock options until January 3, 2020, at which point any unexercised stock options will be cancelled.

(12)	45,395 of the stock options would have vested on September 1, 2019. See note 11.
(13)	57,003 of the stock options will vest on July 2, 2019 and 57,004 would have vested on July 2, 2020. See note 11.
(14)	56,818 of the stock options will vest on each of July 2, 2019, July 2, 2020 and July 2, 2021. See note 11.
(15)	17,095 of the RSUs would have vested and been converted to Common Shares on September 1, 2019. See note 11.
(16)	11,931 of the RSUs will vest and be converted to Common Shares on July 2, 2019; and 11,932 of the RSUs would have vested and been converted to Common Shares on July 2, 2020. See note 11.
(17)

12,237 of the RSUs will vest and be converted to Common Shares on July 2, 2019 and 12,237 of the RSUs would have vested and been converted to Common Shares on each of July 2, 2020 and 12,239 on July 2, 2021. See note 11.

(18)	15,713 of the stock options will vest on March 7, 2019.
(19)	13,701 of the stock options will vest on each of March 7, 2019 and March 7, 2020.
(20)	9,977 of the stock options will vest on each of March 7, 2019 and March 7, 2020; and 9,978 on March 7, 2021.
(21)	The stock options will become exercisable in four installments: 13,978 on each of March 7, 2019; March 7, 2020 and March 7, 2021 and 13,976 on March 7, 2022.
(22)	6,213 of the RSUs will vest and be converted to Common Shares on March 7, 2019.
(23)	7,363 of the RSUs will vest and be converted to Common Shares on March 7, 2019 and 7,362 on March 7, 2020.
(24)	8,089 of the RSUs will vest and be converted to Common Shares on each of March 7, 2019, and March 7, 2020 and 8,090 on March 7, 2021.
(25)	The RSUs vest and will be converted to Common Shares in four installments 12,590 on each of March 7, 2019; March 7, 2020 and March 7, 2021 and 12,589 on March 7, 2022.
(26)

Mr. Savant served as President Worldwide Sales and Exhibitor Relations and Executive Vice President until the expiration of his employment agreement on January 31, 2019. In connection with the non-renewal of Mr. Savant’s employment agreement, all unvested RSUs and stock options were forfeited but he was able to exercise any vested stock options until March 9, 2019, at which point any unexercised stock options were cancelled.

(27)	2,370 and 2,845 of the stock options would have vested on March 7, 2019 and March 7, 2020, respectively. See note 26.
(28)	2,277 of the stock options would have vested on each of March 7, 2019 and March 7, 2020 and 2,733 would have vested on March 7, 2021. See note 26.
(29)	The stock options would have become exercisable in four installments: 2,563 on March 7, 2019, 3,204 on each of March 7, 2020 and March 7, 2021 and 3,844 on March 7, 2022. See note 26.
(30)	1,913 and 2,296 of the RSUs would have vested and been converted to Common Shares on March 7, 2019 and December 1, 2019, respectively. See note 26.
(31)

1,878 of the RSUs would have vested and been converted to Common Shares on each of March 7, 2019 and March 7, 2020; and 2,254 would have vested and been converted to Common Shares on December 1, 2020. See note 26.

(32)

The RSUs would have vested and been converted to Common Shares in four installments: 2,338 on March 7, 2019; 2,923 on each of March 7, 2020 and March 7, 2021 and 3,506 on December 1, 2021. See note 26.

All stock options and RSUs in the “Outstanding Equity Awards at 2018 Fiscal Year-End” table were granted under the Stock Option Plan (the “SOP”) or LTIP as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

2018 OPTION EXERCISE AND STOCK VESTED

The following table sets forth information relating to the exercise of stock options and the vesting of RSUs during the fiscal year ended December 31, 2018 for each of the NEOs on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Option Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Richard L. Gelfond	--	--	195,305	4,101,647

Patrick McClymont	--	--	10,145	218,357

Greg Foster	--	--	44,378	962,725

Robert D. Lister	--	--	34,573	719,339

Don Savant	--	--	3,415	71,203

(1)	The value realized is based on the closing price of our Company’s Common Shares on the NYSE on the vesting date.

2018 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2018:

Name and Principal Position of Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Richard L. Gelfond Chief Executive Officer and Director	Supplemental Executive Retirement Plan	17.5	18,720,502	--
	Post-Retirement Medical Benefits	--	346,000	--

(1)	See note 21(a) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K, for certain assumptions used to calculate the present value of accumulated benefits.

We have an unfunded U.S. defined benefit pension plan, the SERP, covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55, equal to 75% of Mr. Gelfond’s best average 60 consecutive months of earnings over his employment history. We and Mr. Gelfond have agreed that no compensation earned beginning in 2011 is to be included in calculating his benefit payments under the SERP. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company while Mr. Gelfond is employed by the Company. Under the terms of the SERP, if Mr. Gelfond’s employment is terminated other than for cause (as defined in his employment agreement), he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The benefits were 50% vested as at July 2000, the SERP initiation date. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010. For more information regarding changes in the SERP value, see the 2018 Summary Compensation Table on page 42. For years where the SERP value declined, as was the case for 2017 and 2018, the change is reported as zero. The SERP value is based on certain assumptions required by the SEC. For instance, we are required to assume a retirement date of December 31, 2018 for Mr. Gelfond, even though Mr. Gelfond’s employment agreement runs through December 31, 2019. The actual benefit under the SERP will be recalculated when Mr. Gelfond’s employment terminates.

The value of Mr. Gelfond’s pension benefits under the SERP decreased by $1,577,666 compared to December 31, 2017 values, primarily due to an increase in the assumed lump sum conversion rate. See note 21(a) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K for more information related to this calculation.

We also maintain an unfunded post-retirement medical benefits plan covering Mr. Gelfond. This plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond. If the foregoing coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage. Mr. Gelfond is fully vested in this plan.

Further descriptions of the SERP, the unfunded post-retirement medical benefits plan and our defined contribution plans are summarized above in “Compensation Discussion and Analysis – Retirement and Pension Plans”.

2018 DEFERRED COMPENSATION TABLE

The following table sets forth information regarding aggregate Company contributions and earnings in 2018, as well as the year-end account balance, for the Foster Retirement Plan.

Participant	Plan Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance as of December 31, 2018 ($)
Greg Foster	Foster Retirement Plan	--	2,150,000 (1)	78,984	3,246,902 (2)

(1)

This represents the Company’s contribution to the Foster Retirement Plan for 2018 of $1,050,000 and the Company’s contribution to the Foster Retirement Plan for 2019 of $1,100,000, which was accrued in 2018 due to Mr. Foster’s separation from service as of December 31, 2018, but was contributed in 2019. These amounts are reported under Mr. Foster’s “All Other Compensation” in the 2018 Summary Compensation Table on page 42.

(2)

This represents the accrued account balance of the Foster Retirement Plan as of December 31, 2018, which is equal to the Company’s aggregate contributions of $3,150,000 plus accrued interest. This does not reflect the net cash value of the corporate-owned life insurance policy associated with the Foster Retirement Plan, which was $1,974,062 as of December 31, 2018.

Under the terms of the Foster Retirement Plan, an amount equal to 100% of Mr. Foster’s base salary for each year of his employment term, up to a total contribution of $3,150,000 (all of which has been contributed as of December 31, 2018), was credited to Mr. Foster’s account in installments as set forth in Mr. Foster’s employment agreement. Mr. Foster’s interest in the Foster Retirement Plan vested in full as of December 31, 2018 due to the Company not offering to renew his employment on terms substantially similar to those set forth in his employment agreement and, as a result, Mr. Foster incurred a separation from service.

The account balance of the Foster Retirement Plan will continue to earn a rate of return (which is determined by reference to a rate under the corporate-owned life insurance policy associated with the Foster Retirement Plan) until his retirement benefits have been fully paid out. Upon Mr. Foster reaching age 66, the account balance at such time will be distributed in ten annual installments in September of 2028 through 2037.

A corporate-owned life insurance policy was purchased through Northwestern Mutual on the life of Mr. Foster. If Mr. Foster dies prior to his 66th birthday, Mr. Foster’s designated beneficiaries will receive a death benefit of $5.5 million, through an Endorsed Method Split-Dollar Agreement, and the above Foster Retirement Plan will no longer be an obligation of the Company.

PAY RATIO DISCLOSURE

The Dodd-Frank Act requires us to disclose the ratio of the CEO’s annual total compensation to that of the Company’s global median employee (excluding the CEO).

There have been no changes to our employee population or our employee compensation arrangements that would significantly impact the compensation of our median employee or our pay ratio disclosure since the year ended December 31, 2017. Accordingly, we are using the same median employee in the calculation of our pay ratio disclosure that we used for the year ended December 31, 2017. To determine the median employee, we prepared a list of our global employee population as of December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We excluded non-U.S. locations under the de minimis exclusion to the extent that the total number of employees excluded in these locations in aggregate did not exceed 5% of our total employee population. We excluded a total of approximately one employee in Austria, one employee in Hungary, four employees in Ireland, eight employees in Japan, three employees in the Philippines, nine employees in the Russian Federation, two employees in the United Arab Emirates and 11 employees in the United Kingdom. Without applying the de minimis exclusion, we had a total of 755 employees as of December 31, 2017. With the de minimis exclusion, we had a total of 716 employees as of December 31, 2017.

We established a consistently applied compensation measure inclusive of base pay, overtime, incentives, and equity grants, all of which are widely disseminated elements of compensation. Our population was evaluated as of December 31, 2017 and reflects paid compensation from January 1, 2017 through December 31, 2017. We annualized compensation for employees newly hired in 2017. Non-U.S. compensation was converted to U.S. dollars based on the average applicable exchange rates during 2017. Based on this methodology, we identified the median employee.

After identifying the median employee, we then determined the 2018 annual total compensation for the median employee. In making this determination, we used the Summary Compensation Table definition of annual total compensation and added to that number the monetary value of compensation under non-discriminatory benefit plans, as permitted by the rules. This resulted in annual total compensation for the median employee as of December 31, 2018 of $76,218. We used the same approach for our CEO, which resulted in annual total compensation of $6,295,475 (which is $9,352 higher than the amount reported in the 2018 Summary Compensation Table, reflecting the value of benefits under non-discriminatory benefit plans). The resulting ratio for 2018 is 83:1.

The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from the method used by our peers, so the ratios may not be comparable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While we have no formal severance plans, we have entered into written employment agreements or written offer letters with certain of our executive officers, including each of the NEOs, which require us to make payments to the NEOs in the event of the termination of their employment in various circumstances, including in the event of a change-in-control, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity among our senior executives, and ensure that our executive officers are able to devote their full time and attention to our operations in the event of an actual or potential change-in-control.

In addition to the contractual rights of the NEOs described below, all of the NEOs hold equity awards granted under the LTIP and/or the SOP. The SOP was the primary equity vehicle prior to the original adoption of the LTIP in 2013. The LTIP and the SOP describe the impact of certain separation events on equity awards granted under the LTIP and/or the SOP, unless provisions in the individual NEO’s employment arrangement override the terms of the relevant plan. The general termination-related provisions under the LTIP and the SOP are as follows:

•

Termination without cause; voluntary resignation; death/disability: If the participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of the participant’s voluntary resignation, death or permanent disability, (i) unvested equity awards will be cancelled, and (ii) the participant (or the participant’s estate) will be generally entitled to exercise any vested stock options for a period of thirty days, or such longer period as the Board of Directors or Compensation Committee determines, following the date of termination of employment. Under the LTIP, in the event of a participant’s death or permanent disability, a portion of any unvested equity awards will vest such that, when combined with the participant’s previously vested equity awards, an aggregate of 50% of the equity awards granted to the participant will have vested.

•	Termination with cause: If the participant’s employment, consulting arrangement or term of office is terminated with cause, the participant’s vested and unvested equity awards will be cancelled.

•

Termination upon change-in-control: A change-in-control of the Company in itself will have no effect on equity awards granted under the LTIP or the SOP. However, all outstanding unvested equity awards will immediately vest and become fully exercisable in the event that, following the occurrence of a change-in-control, any of the following events occur within 24 months of the change-in-control: (i) the termination of the participant’s employment without cause, (ii) the diminution of the participant’s title and/or responsibilities, or (iii) the participant being asked to relocate more than twenty five miles from his or her existing office. In addition, all outstanding unvested equity awards granted under the LTIP will immediately vest and become fully exercisable in the event that, following a change-in-control, the successor entity does not assume or provide a substitute for such equity awards on substantially the same terms and conditions.

•

For purposes of the LTIP, the following are considered to be a change-in-control: (i) any person becoming the beneficial owner of 35% or more of the Company’s securities; (ii) a change in the majority of the Board of Directors; (iii) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (iv) the complete liquidation or dissolution of the Company.

•	For purposes of the SOP, a change-in-control is defined as any person other than Richard Gelfond and Bradley Wechsler acquiring greater than 50% of the outstanding Common Shares of the Company.

If the participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, the participant’s unexercised stock options or unvested RSUs will be cancelled. In certain cases, an NEO’s equity awards are controlled by the terms of his employment agreement; in the event of a conflict between such employment agreement and the terms of the LTIP or SOP, the terms of the employment agreement will prevail. Any provision in an NEO employment arrangement that departs from the terms of the LTIP or the SOP is noted below.

The analysis below sets forth the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2018. We caution that the actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such individual’s separation from the Company. To the extent that the calculated amounts relate to awards of stock options or RSUs, we have based the valuation on the closing price of our common shares on December 31, 2018 ($18.81).

Richard L. Gelfond

Chief Executive Officer and Director

Summary of employment agreement

The details of Mr. Gelfond’s employment are set forth in an employment agreement dated November 8, 2016 (the “Gelfond Agreement”). The Gelfond Agreement provides for a three-year employment term, which began on January 1, 2017 and which expires on December 31, 2019. Mr. Gelfond’s base salary is equal to $1,200,000 during each year of the term, and he is eligible to receive an annual cash bonus with a target equal to his base salary, and a maximum equal to two times his base salary. The Compensation Committee reviews the annual cash bonus for Mr. Gelfond in the context of both Company and individual performance. In assessing Mr. Gelfond’s performance, the Compensation Committee reviews his performance against a scorecard of specific, express objectives that have been established for him at the beginning of each year. This scorecard is intended to provide the Compensation Committee with an objective means of assessing performance and progress in a number of key financial and strategic areas. Mr. Gelfond’s scorecard for 2018 is included in the “Compensation Discussion and Analysis” section above. Mr. Gelfond’s agreement contains: (i) a customary non-competition provision; and (ii) a provision requiring Mr. Gelfond to provide us with consulting services following the expiration of his employment.

Mr. Gelfond has received grants of RSUs and stock options under the Gelfond Agreement, as well as under his prior employment agreements. Mr. Gelfond’s equity awards outstanding as of December 31, 2018, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at 2018 Fiscal Year-End”.

The Gelfond Agreement contemplates three stock option grants, each with a grant date fair value equal to $3,300,000: (i) the first stock option grant was made on January 3, 2017 (the “2017 Options”); (ii) the second stock option grant was made on January 2, 2018 (the “2018 Options”); and (iii) the third stock option grant was made on January 2, 2019 (the “2019 Options”). The 2017 Options will vest in nine equal installments, the 2018 Options will vest in six equal installments; and the 2019 Options will vest in three equal annual installments, in each case from the applicable grant date through the remainder of the employment term.

In 2000, we created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than with cause. See “Compensation Discussion and Analysis – Retirement and Pension Plans” on page 38 for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. We and Mr. Gelfond have agreed that any compensation earned since January 1, 2011 will not be included in calculating his benefit payments under the SERP. Mr. Gelfond is also entitled to retiree health benefits for himself and his eligible dependents until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond, or if such coverage is not permitted, an annual cash payment equal to the value of such coverage.

We have agreed to reimburse Mr. Gelfond for the premiums related to a $15,000,000 term life insurance policy that became effective in January 2010. In 2018, we reimbursed Mr. Gelfond for $45,090 in annual premiums.

Mr. Gelfond’s entitlements upon various terminations of employment scenarios are described below. In all scenarios, Mr. Gelfond would receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination.

Resignation without good reason

If, prior to the expiration of his employment term, Mr. Gelfond were to resign other than for good reason, his outstanding unvested stock options and RSUs would be cancelled. All vested stock options granted pursuant to the Gelfond Agreement would remain exercisable for the shorter of: (i) their original term; and (ii) two years. In the event of a resignation without good reason, Mr. Gelfond would have no further right to receive any other compensation or benefits.

If Mr. Gelfond resigned without good reason as of December 31, 2018, he would have been entitled to an estimated lump sum payment of $18,720,502, reflecting the value of his vested SERP. He would also be entitled to ongoing retiree health benefits, the estimated value of which was $346,000 as of December 31, 2018.

Termination with cause

If Mr. Gelfond’s employment were to be terminated with cause, his outstanding unvested stock options and RSUs would be cancelled. All vested stock options would remain exercisable for the shorter of: (i) their original term; and (ii) ninety (90) days. In such case, Mr. Gelfond would forfeit his benefits under the SERP, and he would not receive any further compensation under the Gelfond Agreement. Mr. Gelfond would, however, be entitled to receive retiree health benefits. If Mr. Gelfond’s employment had been terminated with cause as of December 31, 2018, the estimated value of retiree health benefits to which Mr. Gelfond would have been entitled was $346,000.

Termination without cause/resignation for good reason

If Mr. Gelfond’s employment were to be terminated without cause or if he were to resign with good reason, Mr. Gelfond would continue to receive his base salary, automobile allowance and benefits for the greater of: (i) the remainder of his employment term; and (ii) twelve months. Mr. Gelfond would also receive any earned but unpaid bonus for time worked through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period.

In addition, all of Mr. Gelfond’s unvested stock options and RSUs would immediately vest. In such case, (i) the 2017 Options would remain exercisable for the shorter of their original term and five years; (ii) the 2018 Options would remain exercisable for the shorter of their original term and four years; and (iii) the 2019 Options would remain exercisable for the shorter of their original term and three years.

If Mr. Gelfond’s employment had been terminated without cause other than upon a change-in-control, or if he had resigned with good reason, as of December 31, 2018, he would have been entitled to estimated severance payments totaling $2,416,921 (this amount does not include Mr. Gelfond’s bonus earned for 2018 and reported in the 2018 Summary Compensation Table on page 42). He also would have received an estimated lump sum payment of $18,720,520 reflecting the value of his vested SERP. Mr. Gelfond would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $1,227,973 calculated using the December 31, 2018 closing price of the Common Shares ($18.81). He would also be entitled to ongoing retiree health benefits, the estimated value of which was $346,000 as of December 31, 2018.

Payments upon a change-in-control

Upon a sale of the Company, Mr. Gelfond would be entitled to receive a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). The Sale Bonus provisions date back to Mr. Gelfond’s and Mr. Wechsler’s original employment agreements in connection with their 1994 acquisition of the Company and would be paid as a result of the Company’s having reached an imputed equity value in excess of Cdn$150,000,000.

If the sale of the Company would have occurred on December 31, 2018, we estimate that the Sale Bonus would have been between $1,594,900 and $3,944,005 depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Gelfond would receive a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006, which was $10.67. If there had been a change-in-control of the Company on December 31, 2018, the Incentive Bonus would have been $1,831,500, based on the closing price of the Common Shares on that date ($18.81). The Incentive Bonus provision dates back to the extension of Mr. Gelfond’s employment pursuant to a March 8, 2006 amendment agreement.

Upon a change-in-control, Mr. Gelfond’s benefits under the SERP would be accelerated and become payable. In addition, Mr. Gelfond would be entitled to the recoupment of certain additional benefits under his SERP entitlement. As discussed above, the SERP was created in 2000, and Mr. Gelfond became fully vested in its benefits in 2010. In 2006, in order to reduce ongoing pension costs to the Company, Mr. Gelfond agreed to a reduction in the cost of living adjustment and surviving spouse benefits previously owed to him under the SERP, subject to the recoupment of a percentage of such benefits upon a change-in-control of the Company while Mr. Gelfond is employed by the Company. As of December 31, 2018, the value of this recoupment of benefits would have been $3,334,472.

If the change-in-control is by way of a stock-for-stock merger, all of Mr. Gelfond’s outstanding unvested stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or be cashed out (if the acquiring company is not public). Mr. Gelfond did not have any unvested, in-the-money stock options as of December 31, 2018.

If a change-in-control had occurred on December 31, 2018, the aggregate payment that Mr. Gelfond would have been entitled to receive, taking into account the Incentive Bonus, the Sale Bonus, the value of his vested SERP benefit and the recoupment of certain SERP benefits, all of which, as noted above, date back to prior employment agreements with Mr. Gelfond from 1994, 2000 and 2006, would have been between $25,481,374 and $27,830,479, depending on the equity assumptions used in calculating the Sale Bonus.

If Mr. Gelfond’s employment were to be terminated without cause or if he were to resign with good reason following a change-in-control of the Company before the grants of the 2019 Options were made, then, in addition to the benefits and payments set forth above under “Termination without cause/resignation for good reason”, Mr. Gelfond would receive a cash payment equal to $3,300,000 in respect of such stock options.

Non-renewal of employment agreement / retirement

If, following the expiration of the term of the Gelfond Agreement, we do not offer Mr. Gelfond continued employment on terms substantially similar to the Gelfond Agreement, or if Mr. Gelfond elects to retire at the end of the term, his outstanding unvested stock options and RSUs, if any, would be cancelled. In addition, (i) the 2017 Options would remain exercisable for the shorter of their original term, and five years; (ii) the 2018 Options would remain exercisable for the shorter of their original term, and four years; and (iii) the 2019 Options would remain exercisable for the shorter of their original term, and three years. Mr. Gelfond would also be entitled to a lump sum payment owing under the SERP and would be entitled to receive retiree health benefits until he becomes eligible for Medicare. Thereafter, Mr. Gelfond would be entitled to Medicare supplement coverage. In addition, for a period of twelve months from the date of non-renewal or retirement, we have agreed to provide Mr. Gelfond with office space, a full-time assistant and continued automobile benefits.

The Company is currently negotiating a new employment agreement for Mr. Gelfond. The Chairman of the Board of Directors, a representative from the Compensation Committee and the Lead Independent Director have spoken to multiple shareholders representing over approximately 60% of the Company’s outstanding Common Shares to solicit feedback on Mr. Gelfond’s compensation. For more information on proposed changes to Mr. Gelfond’s new employment agreement, see “Compensation Discussion and Analysis - Incorporation of Shareholder Feedback in Ongoing Compensation Committee Discussions” on page 27.

Patrick McClymont

Chief Financial Officer and Executive Vice President

Summary of employment agreement

The details of Mr. McClymont’s employment are set forth in an employment agreement dated June 6, 2016 (the “McClymont Agreement”). Mr. McClymont’s employment term, which commenced on August 8, 2016, extends through August 8, 2019. Under the terms of the McClymont Agreement, Mr. McClymont’s base salary is $675,000, and he is entitled to participate in the Management Bonus Plan with a target annual bonus equal to 70% of his base salary.

Pursuant to the McClymont Agreement, Mr. McClymont has received certain RSU and stock option grants in 2016, 2017 and 2018. Mr. McClymont’s equity awards outstanding as of December 31, 2018 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2018 Fiscal Year-End”. In addition, Mr. McClymont has received an additional equity grant in March 2019 with a grant date fair value equal to $1,350,000 and comprised of 25% stock options and 75% RSUs. The 2019 equity grant will vest: (i) 20% on the first anniversary of the applicable grant date; (ii) 25% on the second anniversary of the applicable grant date; (iii) 25% on the third anniversary of the applicable grant date; and (iv) 30% on the fourth anniversary of the applicable grant date.

Mr. McClymont is also subject to customary non-solicitation and non-competition provisions.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination.

Termination without cause / resignation for good reason

In the event of a termination without cause or a resignation for good reason, Mr. McClymont would be entitled to receive his accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination or resignation. In addition, Mr. McClymont would be entitled to receive his annual base salary, automobile payments and benefits for a period equal to (i) fifteen months, if the termination without cause or resignation for good reason were to occur on or before February 8, 2018; or (ii) twelve months, if the termination without cause or resignation for good reason were to occur thereafter. In addition, Mr. McClymont would also receive any earned but unpaid bonus for time worked through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period.

If Mr. McClymont’s employment had been terminated without cause or he had resigned for good reason as of December 31, 2018, he would have been entitled to receive estimated severance payments totaling $1,209,634 (this amount does not include Mr. McClymont’s bonus earned for 2018 and reported in the 2018 Summary Compensation Table on page 42).

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. McClymont’s employment were to be terminated without cause or Mr. McClymont were to resign for good reason, and at such time one or more equity grants contemplated by the McClymont Agreement had not yet been made, Mr. McClymont would receive a cash payment equal to $1,350,000 in lieu of all such remaining grants. For purposes of the McClymont Agreement, a non-renewal of the agreement within 24 months following a change-in-control shall be deemed a termination without cause. Mr. McClymont also would be entitled to the accelerated vesting of his unvested stock options and RSUs, pursuant to the terms of the LTIP.

If Mr. McClymont’s employment had been terminated without cause, or he resigned with good reason, upon a change-in-control as of December 31, 2018, he would have been entitled to receive estimated severance payments totaling $1,209,634, as well as a payment of $1,350,000 in respect of all remaining equity grants. Mr. McClymont would also have realized the intrinsic value of the accelerated vesting of his unvested, in-the-money, stock options and RSUs in an amount estimated at $1,456,420, calculated using the December 31, 2018 closing price of the Common Shares ($18.81).

Greg Foster

Former Chief Executive Officer, IMAX Entertainment and Senior Executive Vice President, IMAX Corporation

Summary of employment agreement and termination due to non-renewal

Mr. Foster’s employment term expired on December 31, 2018. We did not offer Mr. Foster continued employment on terms substantially similar to his employment agreement and Mr. Foster incurred a separation from service. The terms of Mr. Foster’s non-renewal were governed by his employment agreement dated September 1, 2016 (as amended, the “Foster Agreement”).

For 2018, Mr. Foster’s annual base salary was $1,050,000 until July 2, 2018, at which time it was increased to $1,100,000. Mr. Foster was eligible to participate in the Management Bonus Plan, with a target annual performance bonus equal to 100% of his base salary.

Pursuant to the Foster Agreement, we established the Foster Retirement Plan for Mr. Foster’s benefit and agreed to contribute during each year of the term an aggregate amount equal to Mr. Foster’s base salary for such year, for a total contribution of $3,150,000 in installments set forth in the Foster Agreement (the “Aggregate Contribution”). Mr. Foster’s interest in the Foster Retirement Plan vested in full as of December 31, 2018 in connection with his separation from service. We also agreed to continue to pay up to $135,000 in life insurance premiums for the first two years following the effective date of the Foster Agreement, which amounts were owed to Mr. Foster under a prior employment agreement. The final premium payment was paid in 2017.

Mr. Foster has received grants of stock options and RSUs pursuant to the Foster Agreement. Mr. Foster’s equity awards outstanding as of December 31, 2018 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2018 Fiscal Year End”. In July 2018, Mr. Foster received RSU grant, with a grant date fair value of $787,500, and a stock option grant, with a grant date fair value of $1,050,000. The 2018 grants will vest in three equal annual installments beginning on the first anniversary of the applicable grant date.

Mr. Foster transitioned out of his roles as Chief Executive Officer of IMAX Entertainment and Senior Executive Vice President as of December 31, 2018, and is continuing to provide services to the Company as an employee from January 1, 2019 through July 3, 2019 to assist the Company in transitioning his duties. For this period, Mr. Foster will receive compensation of $300,000 and continued healthcare coverage and vesting of stock options (which may be exercised until January 3, 2020), and will remain eligible for the compensation and benefits provided under his prior employment agreement due to its non-renewal. Mr. Foster’s professional services are exclusive to the Company from January 1, 2019 through July 3, 2019 and he remains subject to his Employee Confidentiality, Non-Competition and Intellectual Property Agreement with the Company.

Robert D. Lister

Chief Legal Officer & Senior Executive Vice President, IMAX Corporation

Summary of employment agreement

On December 15, 2017, we and Mr. Lister entered into a new employment agreement (the “Lister Agreement”), as his prior agreement was set to expire on December 31, 2017. Under the Lister Agreement, Mr. Lister’s employment has been extended for three years, with a term of January 1, 2018 through December 31, 2020.

Pursuant to the Lister Agreement, Mr. Lister’s base salary is equal to $700,000, and is subject to annual review. Mr. Lister is entitled to continue to participate in the Management Bonus Plan, with a target annual performance bonus of 60% of his base salary. Mr. Lister has received grants of RSUs and stock options under his prior agreements. Mr. Lister’s equity awards outstanding as of December 31, 2018 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2018 Fiscal Year-End”.

In addition, under the terms of the Lister Agreement, Mr. Lister is entitled to receive a grant of stock options and RSUs each year during his employment term, with an aggregate grant date fair market value of $1,400,000 (the “2018 Lister Equity Grants”; the “2019 Lister Equity Grants” and the “2020 Lister Equity Grants”, as the context requires). The Lister Equity Grants will be composed of 25% stock options and 75% RSUs and vest in four equal annual installments beginning on the first anniversary of the applicable grant date. Mr. Lister is subject to customary non-solicitation and non-competition provisions.

Voluntary retirement or resignation

Upon retirement or resignation, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to retirement or resignation, and a pro-rated target bonus for the year of retirement or resignation, in each case within 30 days of such retirement or resignation.

Termination with cause

Upon a termination with cause, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, any earned but unpaid bonus in respect of the year prior to termination, and a pro-rated target bonus for the year of termination, in each case within 30 days of such termination.

Termination without cause / resignation for good reason

In the event of a termination without cause or a resignation for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay, and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination.

In addition, Mr. Lister would be entitled to receive (a) his base salary, automobile allowance and benefits for the greater of (i) the remainder of his employment term and (ii) 18 months; and (b) a cash payment equal to any earned but unpaid bonus for time worked through the termination date, as well a full or pro-rated target bonus for each remaining year of the term (collectively, the “Lister Severance Payments”). In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments.

Mr. Lister also would be entitled to the accelerated vesting of all granted but unvested stock options and RSUs. With respect to Lister Equity Grants not yet granted, if the termination without cause or resignation for good reason were to occur (i) prior to the 2019 Lister Equity Grants, the option portion of the 2019 Lister Equity Grants would be forfeited and the RSU portion of the 2019 Lister Equity Grants would be granted with immediate vesting; and (ii) prior to the 2020 Lister Equity Grants, the entire 2020 Lister Equity Grants would be forfeited. Following a termination without cause or resignation for good reason, Mr. Lister would have 12 months to exercise any vested stock options.

If Mr. Lister’s employment had been terminated without cause or if Mr. Lister had resigned with good reason as of December 31, 2018, he would have been entitled to receive an estimated payment of $5,218,044. This amount includes $2,370,466 in respect of the Lister Severance Payments (not including Mr. Lister’ bonus earned for 2018 and reported in the 2018 Summary Compensation Table on page 42), an estimated amount of $1,797,578 representing the intrinsic value of the accelerated vesting of his remaining unvested, in-the-money stock options and RSUs calculated using the December 31, 2018 closing price of the Common Shares ($18.81), and an amount equal to $1,050,000 representing the fair market value of the RSU portion of the 2019 Lister Equity Grant that would be granted with immediate vesting.

Termination without cause upon a change-in-control

If, within 24 months following a change-in-control of the Company, Mr. Lister’s employment were to be terminated without cause or Mr. Lister were to resign for good reason, Mr. Lister would be entitled to receive accrued and unpaid salary, perquisites and business expenses, any outstanding vacation pay and any earned but unpaid bonus in respect of the year prior to termination, in each case within 30 days of such termination. In addition, Mr. Lister would be entitled to receive the Lister Severance Payments.

Mr. Lister would also be entitled to the accelerated vesting of his unvested Lister Equity Grants and would be entitled to receive a cash payment equal to $1,400,000 for each annual Lister Equity Grant that had not been made as of the date of such termination or resignation for good reason. Mr. Lister would also be entitled to an incentive payment of $107,500.

If Mr. Lister’s employment had been terminated without cause, or if Mr. Lister had resigned with good reason following a change-in-control as of December 31, 2018, he would have been entitled to receive an estimated payment of $7,075,544. This includes Lister Severance Payments totaling $2,370,466, the incentive payment of $107,500, an additional payment of $2,800,000 (in respect of the Lister Equity Grants not granted as of such date), an estimated amount of $1,797,578 representing the intrinsic value of the accelerated vesting of his remaining unvested, in-the-money stock options and RSUs calculated using the December 31, 2018 closing price of the Common Shares ($18.81).

Non-renewal of employment agreement

If, following the expiration of Mr. Lister’s employment term, we do not offer Mr. Lister continued employment on terms substantially similar to the Lister Agreement and Mr. Lister incurs a separation from service, then for the non-renewal period described below, Mr. Lister would be entitled to receive: (i) his base salary, automobile allowance and benefits; and (ii) a cash payment equal to Mr. Lister’s target bonus for the length of the non-renewal period. In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments. The non-renewal period is equal to 12 months, except if the non-renewal occurs within 24 months following a change-in-control, then the non-renewal period will be equal to 18 months. In addition, following a non-renewal, any RSUs or stock option grants that remain unvested as of December 31, 2020, but which would have vested by March 31, 2021, would be accelerated to vest as of December 31, 2020. All other unvested stock options and RSUs would be forfeited.

Don Savant

Former President, Worldwide Sales and Exhibitor Relations

Summary of employment agreement and termination due to non-renewal

Mr. Savant’s employment term expired on January 31, 2019 and we did not offer him continued employment on terms substantially similar to his existing arrangement and Mr. Savant incurred a separation from service. In connection with such non-renewal pursuant to his employment agreement dated March 23, 2018 and as amended on September 28, 2018 (as amended, the “Savant Agreement”), Mr. Savant is entitled to 75% of his ongoing commissions in accordance with the normal payment schedule under the applicable Commission Plans but will otherwise not be entitled to any additional compensation. Any unvested RSUs or stock options held as of January 31, 2019 were forfeited and Mr. Savant was able to exercise any vested stock options until March 9, 2019. We are currently discussing the final terms of Mr. Savant’s non-renewal and accordingly are providing the disclosure below regarding potential payments upon termination or change-in-control as of December 31, 2018.

The details of Mr. Savant’s employment are set forth in the Savant Agreement. Under the Savant Agreement, Mr. Savant’s base salary was equal to $250,000, and he was eligible to participate in the Commission Plans described above. As a result of Mr. Savant’s participation in the Commission Plans, he was not eligible to participate in the Management Bonus Plan.

Mr. Savant has received grants of RSUs and stock options. Mr. Savant’s equity awards outstanding as of December 31, 2018 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2018 Fiscal Year-End”. In March 2018, Mr. Savant received an equity grant with an aggregate grant date fair market value of $325,000, consisting of 75% RSUs and 25% stock options, which vest pursuant to the Company’s standard vesting schedule.

Voluntary retirement or resignation

Upon a retirement or resignation, Mr. Savant would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such retirement or resignation. In addition, he would be entitled to 50% of his ongoing commissions. If Mr. Savant had resigned as of December 31, 2018, the value of his ongoing commissions would have been $3,777,751.

Termination with cause

Upon a termination with cause, Mr. Savant would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses and any outstanding vacation pay within 30 days of such termination with cause. Mr. Savant would have forfeited all ongoing commissions.

Termination without cause

In the event of a termination without cause, Mr. Savant would have been entitled to receive his accrued and unpaid salary, perquisites and business expenses, and any outstanding vacation pay, in each case within 30 days of such termination without cause. In addition, Mr. Savant would have been entitled to receive his annual base salary, automobile payments and benefits for a period equal to lesser of (i) six months and (ii) the remainder of Mr. Savant’s employment term. In addition, Mr. Savant would have been entitled to 75% of his ongoing commissions.

Mr. Savant was required to mitigate the foregoing amounts by seeking alternative employment. If Mr. Savant obtained alternative employment, any amounts owed to Mr. Savant pursuant to the foregoing paragraph would have been reduced on a dollar-for-dollar basis based on remuneration received from Mr. Savant’s next employer.

If Mr. Savant’s employment had been terminated without cause as of December 31, 2018, he would have been entitled to receive estimated severance payments totaling $26,169, plus 75% of his ongoing commissions, equal to $5,666,626.

Termination without cause upon a change-in-control

If, within 12 months following a change-in-control of the Company, Mr. Savant’s employment had been terminated without cause, then in addition to the severance payments set forth above under “Termination without cause”, Mr. Savant would have been entitled to 100% of his ongoing commissions.

If Mr. Savant’s employment had been terminated following a change-in-control as of December 31, 2018, he would have been entitled to receive estimated severance payments totaling $26,169, plus 100% of his ongoing commissions, equal to $7,555,501.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors.

Our independent directors receive an annual retainer of $50,000. In addition, Committee Chairs receive the following annual retainers: the Audit Committee Chair receives $15,000 and the Compensation Committee Chair and the Governance Committee Chair each receive $10,000. Committee members also receive the following yearly retainers: Audit Committee members receive $10,000; Compensation Committee members receive $7,500; and Governance Committee members receive $5,000. Committee retainers are in addition to any applicable retainer for being a Committee Chair.

Each independent director is granted an annual grant of RSUs with a value of $125,000 on the date of the grant that will vest on the date of the grant. The Chairman of the Board is granted an annual grant of RSUs with a value of $170,000 on the date of the grant that will vest on the date of the grant. Each RSU represents the right to receive one Common Share.

Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors.

The following table sets forth information relating to compensation of our non-executive directors for the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)

Bradley J. Wechsler (2)	230,000 (3)	169,992 (4)	61,805 (5)	432,257

Neil S. Braun (6)	65,000	124,999 (7)	--	189,999

Eric A. Demirian (8)	75,000	124,999 (7)	--	199,999

Kevin Douglas	57,500	124,999 (7)	--	182,499

David W. Leebron (9)	75,000	124,999 (7)	--	199,999

Michael Lynne (10)	67,500	124,999 (7)	--	192,499

Michael MacMillan	55,000	124,999 (7)	--	179,999

Dana Settle	55,000	124,999 (7)	--	179,999

Darren Throop	57,500	124,999 (7)	--	182,499

(1)

As required by SEC rules, the “Stock Awards” column in this table reflect the aggregate grant date fair values of the RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (with no reductions for expected forfeitures). See note 15(c) to the audited consolidated financial statements in Item 8 of the 2018 Form 10-K, for the assumptions used to calculate the fair value of the RSUs.

(2)	As of December 31, 2018, Mr. Wechsler held 12,000 stock options to purchase Common Shares in accordance with the SOP.
(3)	This amount represents the amount paid to Mr. Wechsler pursuant to the services agreement as described below.
(4)	Mr. Wechsler received a grant of 7,870 RSUs on June 6, 2018, in recognition of his position as Chairman of the Board. The RSUs vested on June 6, 2018.
(5)	This amount reflects: (i) $19,380 for personal automobile use; (ii) $28,649 for retiree health benefit premiums; and (iii) $13,776 for the supplemental health plan premiums.
(6)	As of December 31, 2018, Mr. Braun held 8,000 stock options to purchase Common Shares in accordance with the SOP.
(7)	The director received a grant of 5,787 RSUs on June 6, 2018. The RSUs vested on June 6, 2018.
(8)	As of December 31, 2018, Mr. Demirian held 14,949 stock options to purchase Common Shares in accordance with the SOP.
(9)	As of December 31, 2018, Mr. Leebron held 14,949 stock options to purchase Common Shares in accordance with the SOP.
(10)	Mr. Lynne, a former director of the Company, served as a member of the Board of Directors and Chair of the Compensation Committee until he passed away on March 24, 2019.

On December 11, 2008, we entered into a services agreement with Mr. Wechsler (as amended, the “Services Agreement”) which provides that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. The Services Agreement, which has been amended from time to time, provides that Mr. Wechsler will serve as Chairman of the Company’s Board of Directors until the Board of Directors determines to terminate the services of Mr. Wechsler. The Services Agreement was most recently amended as of April 1, 2013. Pursuant to that amendment, effective April 1, 2013, Mr. Wechsler’s compensation for each year served as Chairman increased from $200,000 to $230,000. The Services Agreement provides that certain other provisions of Mr. Wechsler’s former employment agreement with the Company continue to survive the termination of such employment agreement.

Among the provisions of Mr. Wechsler’s prior employment agreement that survive are those relating to the Sale Bonus and the Incentive Bonus. Upon a sale of the Company, Mr. Wechsler is entitled to receive a cash Sale Bonus in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible Preferred Shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Messrs. Gelfond and Wechsler). As of December 31, 2018, we estimated the Sale Bonus to be between $1,594,900 and $3,944,005, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-in-control, Mr. Wechsler would receive cash Incentive Bonus equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006, which was $10.67. As of December 31, 2018, the Incentive Bonus would have been $1,831,500, based on the closing price of the Common Shares on that date ($18.81).

We maintain an unfunded retiree medical benefit plan covering Mr. Wechsler. The plan provides that we will maintain retiree health benefits for Mr. Wechsler until he becomes eligible for Medicare, and thereafter we will provide Medicare supplemental coverage as selected by Mr. Wechsler. As of December 31, 2018, the estimated value of Mr. Wechsler’s retiree health benefits was $28,649.

Effective January 1, 2012, we implemented an executive supplemental health reimbursement plan which covers Mr. Wechsler. The plan provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans. We reimbursed Mr. Wechsler for $13,776 in health premiums in 2018 in connection with this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Throop (Acting Chair) and Douglas, each of whom is an independent director. Mr. Lynne was the Chair of the Compensation Committee throughout 2018 and until his passing on March 24, 2019. Mr. Throop was appointed Acting Chair of the Compensation Committee following Mr. Lynne’s passing. All compensation decisions for Mr. Gelfond in 2018 were made by the Compensation Committee.

During the fiscal year ended December 31, 2018, none of our executive officers served on compensation committees or boards of directors of any other entity that had or has had one or more of its executive officers serving as a member of our Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to our overall success. The Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chair), Braun, MacMillan and Ms. Settle, all of whom are independent directors, reviews our corporate governance practices from time to time, as further described in our “Corporate Governance Guidelines”.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the business and affairs of the Company, including:

•

overseeing the strategic and business planning process(es) and reviewing, approving and monitoring the annual and long-term operating plans, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks we face and reviewing, approving and monitoring our approach to addressing such risks;

•

developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his performance-based compensation annually and developing appropriate succession plans, from time to time; and

•

reviewing, monitoring, and maintaining the integrity of the Company’s controls and procedures, including its disclosure controls and procedures, its internal controls and procedures for financial reporting, and its compliance with the Code of Business Conduct and Ethics.

From time to time, the Board retains the services of external consultants to assist in the review of its governance practices. A current copy of the Corporate Governance Guidelines, the text of which is incorporated by reference into this Circular, is available, without charge, at www.IMAX.com and www.sedar.com or provided within one business day upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary, tel: 212-821-0100.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of Canadian National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) provides that an independent director is a person other than an officer or employee of the Company, or an individual having a material relationship with the Company that in the opinion of the Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and NI 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board of Directors affirmatively determined that each of the following Board members, representing seven of our current nine directors, is independent within the meaning of the NYSE, Canadian securities regulations, and SEC director independence standards, as currently in effect:

• Neil S. Braun	• David W. Leebron	• Darren Throop
• Eric A. Demirian	• Michael MacMillan	• Dana Settle
• Kevin Douglas

At all times during the year ended December 31, 2018, Mr. Lynne was also considered independent within the meaning of such laws and regulations. Our Board of Directors’ independence determination was based on information provided by the directors and discussions among the officers and directors.

In making the foregoing independence determination, the Board of Directors noted that Mr. Throop is the President and CEO of Entertainment One Ltd., an entity which paid the Company approximately $59,725 in 2018 as box office royalties for exhibiting IMAX films. The Board of Directors determined that these amounts are immaterial, and Mr. Throop has neither a direct nor indirect material interest in any transactions between the Company and Entertainment One Ltd.

In addition, the Board of Directors considered that Mr. Douglas is our largest individual shareholder, holding approximately 14.5% of our Common Shares as of April 11, 2019. However, the Board determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

All members of the Compensation Committee, Audit Committee and Governance Committee are considered “independent” under each such Committee’s independence standards pursuant to the relevant U.S. and Canadian regulations. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will be recused from voting on that matter and removed from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Size and Composition

Our articles provide that the Board of Directors may be comprised of a minimum of 1 and a maximum of 15 directors with the actual number determined from time to time by resolution of the Board of Directors. As of the date of this Circular, the size of the Board of Directors has been set at nine directors. For the duration of 2018, the size of the Board of Directors was set at 10 directors.

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of our business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the independent directors consider the Board’s size and composition on an annual basis in connection with its annual self-evaluation.

Mr. Wechsler served as Co-Chairman of the Board of Directors, along with Mr. Gelfond, from June 1999 to March 2009. On April 1, 2009, Mr. Wechsler became sole Chairman of the Board. Mr. Wechsler is not an independent director by virtue of his continuing compensation arrangements with the Company. By virtue of Mr. Gelfond’s current role as CEO, IMAX Corporation, he is not considered to be an independent director.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a majority of its directors being independent directors, exercises strong, independent oversight. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of independent directors. A number of processes and procedures of the Board of Directors and of the Committees provide independent oversight of the CEO’s performance:

•	regular executive sessions of the independent directors;

•	the ability of independent directors to contact one another, the CEO and other executive officers at any time; and

•	the annual evaluations of the performance of the CEO against pre-determined and other criteria.

We also provide instructions for our shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communication” on page 5. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and of those who manage it on a day-to-day basis.

Lead Independent Director

In October 2018, Mr. Leebron was chosen as the Lead Independent Director for the Board of Directors. As the Lead Independent Director, Mr. Leebron’s authority and responsibilities include presiding at meetings of the Board of Directors where the Chairman is not present, including executive sessions, facilitating discussions among independent directors, having the ability to review and approve Board meeting schedules, agendas, and materials and to call meetings of the independent directors, serving in an advisory capacity to the Chairman and a liaison between the Chairman and Chief Executive Officer on the one hand and the independent directors on the other, communicating views expressed by the independent directors in executive sessions or otherwise to the Chairman and management, and performing other duties or functions that the Board of Directors may delegate. Given Mr. Leebron’s extensive leadership and management experience, the Board of Directors has determined that his appointment as the Lead Independent Director is optimal for the Company as he provides us with independent oversight, facilitates communication between independent directors and other stakeholders in the Company and offers collaborative and objective guidance to the Chairman and the Board of Directors.

Risk Management

The Board of Directors is responsible for overseeing the various risks that we face. In this regard, the Board of Directors seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of our overall business strategy.

While the Board of Directors is responsible for reviewing and assessing the major risks that we face and for reviewing, approving and monitoring our approach to addressing such risks, our management is charged with managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include:

•	an enterprise risk management program;

•	regular internal management disclosure committee meetings;

•	a Code of Business Conduct and Ethics;

•	a Whistle Blower Program;

•	an Anti-Bribery and Anti-Corruption Policy;

•	rigorous product quality standards and processes; and

•	a comprehensive internal and external audit process.

The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee also oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee also oversees the internal audit function and our Whistle Blower Program. The Audit Committee members meet separately with our CEO and representatives of the independent auditing firm a minimum of four times per year.

The Board of Directors regularly engages in discussion of financial, legal, business, technology, economic, political and other risks. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions.

Nomination Process

The Governance Committee is responsible for identifying and recommending candidates for election or re-election to the Board of Directors. Such candidates are then nominated for election by a majority of our independent directors. The Governance Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Governance Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to our effective governance. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Governance Committee seeks nominees that:

•	manifest the highest integrity and that possess the highest personal and professional ethics;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;

•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;

•	exhibit sound business judgment; and

•	are committed to representing the long-term interests of our shareholders.

Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Governance Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee.

Shareholders who wish to have the Governance Committee consider the nomination of any person for director at the 2020 Annual Meeting of Shareholders should submit a shareholder proposal made in accordance with the provisions of the Canadian Business Corporations Act to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary no later than December 31, 2019, or by submitting a timely notice in compliance with the advance notice procedures set forth in By-Law No. 1 of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary. We may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

Diversity

The Governance Committee Charter mandates that the Governance Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the Board members and of the Board of Directors’ anticipated needs. While the Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Governance Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills.

We currently have one female director on the Board (11%). In addition, there are two female executives among our senior management team of ten (20%). Similar to term limits, we do not have a policy on the representation of women on the Board or in senior management, as the Board does not believe that quotas or strict rules necessarily result in the identification or selection of the best candidates. Rather, the Governance Committee takes into account the competencies, skills and personal qualities described above. However, the Board is mindful of the benefit of diversity in our leadership positions and the need to maximize the effectiveness of the Board and its decision-making abilities. Accordingly, in searches for new directors, the Board, and its third-party consultants hired to assist in identifying candidates, consider the level of female representation and diversity as one of several factors used in its search process.

Director Term Limits

The Board has not established any term limits for directors but has adopted a mandatory retirement age of 80. It does not believe there to be a correlation between term of service and effective board performance and renewal. The Board has adopted processes whereby the Governance Committee, along with the Chairman of the Board, periodically reviews the composition of the Board and the skills and experience required to best meet the needs of the Company. Where a vacancy in the Board occurs, the Governance Committee, in conjunction with the Chairman of the Board and the CEO, will be responsible for identifying potential candidates for consideration based on the various experience and skills required as a result of such vacancy. In addition, the Governance Committee oversees an annual assessment of the effectiveness of the Board and Board Committees.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2018, the Board of Directors held seven meetings, the Audit Committee held six meetings, the Compensation Committee held one meeting and the Governance Committee held one meeting. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2018. The directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of seven such executive sessions of the Board of Directors were held during 2018.

Our Board of Directors does not include a single director chosen to preside over the regularly scheduled (quarterly) executive sessions. Executive sessions which follow Board meetings are usually informal discussions which are often led by the Chairman of the Board or a Chair of one of the Board Committees, depending on the subjects to be discussed. The Chairman of the Board reviews the matters to be discussed in executive sessions and determines which board member or Committee Chair is best placed to preside over the executive session. This process facilitates open and candid discussions among the directors.

The following directors attended the following number of Board of Directors meetings during the fiscal year ended December 31, 2018:

Richard L. Gelfond	7/7	Kevin Douglas	7/7	Michael MacMillan	6/7

Bradley J. Wechsler	7/7	David W. Leebron	7/7	Dana Settle	7/7

Neil S. Braun	7/7	Michael Lynne (1)	5/7	Darren Throop	6/7

Eric A. Demirian	7/7

(1)	Mr. Lynne served as a member of the Board of Directors until he passed away on March 24, 2019.

All of the members of the Audit Committee are independent directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of four such in camera sessions were held during 2018.

While we encourage directors to attend our Annual Meeting of Shareholders, there is no formal policy concerning such attendance. Ten of the then-current eleven directors, and eight of the current nine directors, attended last year’s Annual Meeting of Shareholders.

Committees of the Board

To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to three specific committees of the Board: the Audit Committee; the Compensation Committee and the Governance Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written charter which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors. The following table shows the composition of each of our Board Committees on April 29, 2019.

	Independent Director	Audit Committee	Governance Committee	Compensation Committee

Neil S. Braun	✓	✓	✓

Eric A. Demirian	✓	✓ (Chair)

Kevin Douglas	✓			✓

David W. Leebron	✓	✓	✓ (Chair)

Michael MacMillan	✓		✓

Dana Settle	✓		✓

Darren Throop	✓			✓ (Acting Chair)

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chair), Braun, and Leebron, each of whom is an independent director who meets the independence and other requirements of the NYSE and Canadian National Instrument 52-110 - Audit Committees standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of:

•	overseeing the quality and integrity of our financial statements and related disclosure;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence;

•	the performance of our internal audit function; internal controls and procedures; and

•	the performance of the independent auditors.

Each Audit Committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by our financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. For more information on the education and experience of each Audit Committee member, see “Item No. 1 – Election of Directors” on page 6. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Professional Accountant, a Chartered Accountant and as a Certified General Accountant. Mr. Demirian serves as the Chair of the Audit Committee.

The Audit Committee meets with our external auditors, both with and without management present, to review and discuss our accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for our Company. The Audit Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Audit Committee Charter is available without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Throop (Acting Chair) and Douglas, each of whom is an independent director. Mr. Lynne was the Chair of the Compensation Committee throughout 2018 and until his passing on March 24, 2019. Mr. Throop was appointed Acting Chair of the Compensation Committee following Mr. Lynne’s passing. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs. In addition, the Compensation Committee approves or recommends to the Board of Directors the compensation package (including components, quantum and timing) for our CEO, sets his performance factors, and assesses his performance on a periodic basis. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to certain of our senior executives. The Compensation Committee made recommendations to the Board of Directors with respect to the bonus paid to Mr. Gelfond in respect of 2018. As noted in several places above, the Compensation Committee is committed to making changes that will promote greater alignment between executive compensation and the long-term priorities of the Company, which include in particular incorporating PSUs as part of executive compensation for the CEO and NEOs.

The Compensation Committee is responsible for performing the functions required of it under our equity award plans, including the grant of stock options and RSUs from time to time, which grants are subject to guidelines determined by our Human Resources department and the Compensation Committee. The Compensation Committee enacts written resolutions from time to time authorizing the grant of stock options and RSUs. The Compensation Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Compensation Committee Charter is available without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary.

Governance Committee

The Governance Committee is currently composed of Messrs. Leebron (Chair), Braun, MacMillan and Ms. Settle, each of whom is an independent director. The Governance Committee is responsible for monitoring and evaluating our corporate polices and governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating our compliance with the law, monitoring and evaluating compliance with our articles, by-laws and governance agreements, and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities.

The Governance Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Governance Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing us and the competencies, skills and personal qualities that are desirable to add value and to contribute to our effective governance. The Governance Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Governance Committee Charter is available without charge, at www.IMAX.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary.

Orientation and Education

We have developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to our business are provided to the Board of Directors on a periodic basis. Directors are also offered annual membership in the National Association of Corporate Directors, at our expense.

Board and Committee Self-Assessment

Periodically, and at least annually, each director and committee member completes a review and self-evaluation of the Board of Directors’ and Board Committees’ operating effectiveness. The input is summarized on a confidential basis and provided to the Chairman of the Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

Mr. Wechsler’s services agreement includes a written position description for his role as the Chairman of the Board. The Board of Directors is responsible for the appointment of the Chairman of the Board and for the appointment of the Chair and members of each Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chair of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed a written position description for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters in which the CEO operates our business. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

Directors’ Share Ownership Guidelines

To support the alignment of directors’ interests with those of our shareholders, non-management directors are required, in accordance with the Share Ownership Guidelines, to achieve and maintain share ownership of at least two times their annual retainer. Directors subject to the policy must satisfy the guidelines within four years of the date such director first became subject to the policy. As of April 11, 2019, all of the non-management directors had met their share ownership guidelines within the required time frame.

Directors’ Share Ownership Guidelines
	Non-Management Directors’ Ownership Guideline (% of annual retainer)	Current Level of Achievement (% of annual retainer)

Bradley J. Wechsler	200%	1,436%

Neil S. Braun	200%	1,494%

Eric A. Demirian	200%	1,212%

Kevin Douglas	200%	737,392

David W. Leebron	200%	3,026

Michael MacMillan	200%	691%

Dana Settle	200%	1,027

Darren Throop	200%	464%

Mr. Douglas’ holdings in excess of 8 million Common Shares far exceeded his Share Ownership Guideline requirement and have been omitted from the chart above for clarity.

CODE OF BUSINESS CONDUCT AND ETHICS

We have a Code of Business Conduct and Ethics (the “Code”) applicable to all employees, including our CEO, CFO, and Controller and all other persons performing similar functions, and all directors and consultants. Any incidents or reports made in connection with potential violation of the Code are reported to the Audit Committee through (i) the Whistle Blower hotline, or (ii) our internal audit function. The Code is distributed to applicable individuals on commencement of service, and annually thereafter. Such individuals are required to acknowledge receipt of, read and agree to abide by the Code. A current copy of the Code is available, without charge, at www.IMAX.com or upon written request at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York, U.S.A. 10010, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.IMAX.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, or any security holder of record as of the date of this Circular who owned, of record or to our knowledge, more than 5% of our outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

Mr. Douglas is our largest individual shareholder, holding approximately 14.5% of our Common Shares as of April 11, 2019. However, the Board of Directors has determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement. Though numerous provisions of the Registration Rights Agreement were terminated in 2002 when WP ceased to be a shareholder of the Company, each of Messrs. Gelfond and Wechsler retain the right to cause us to use best efforts to register their securities under the Securities Act of 1933, as amended (the “Securities Act”). Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever we propose to register any securities under the Securities Act, other than the registration of securities pursuant to an initial public offering or the registration of securities on Form S-4 or S-8 under the Securities Act or filed in connection with an exchange offer or an offering of securities solely to our existing shareholders.

Messrs. Gelfond and Wechsler and certain other shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, we require our directors, nominees for director and executive officers to identify to the Board of Directors transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer, nominee for director, 5% or greater beneficial owner, any immediate family members of the foregoing, or other related person would have a material interest that is expected to exceed $120,000 in a single calendar year, such transaction is reviewed, in advance, by our Chief Legal Officer and Chief Compliance Officer to ensure compliance with our Code of Business Conduct and Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K before being considered for approval by the Board of Directors. In the course of its review and approval or ratification of a related person transaction, the Board of Directors considers:

•	the approximate dollar value of the transaction;

•	the related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	the position of the related person within the Company or relationship with the Company;

•	the materiality of the transaction to the related person and the Company;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction would impair the independence of a non-employee director;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

Currently, we do not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director will be recused from voting on that matter and will not participate in the meeting while the transaction at issue is being considered by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2018:

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2018 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relate to the accountant’s independence from the Company and related entities) and has discussed with PwC the independence of PwC from the Company. As part of its responsibilities for oversight of the Company’s enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2018.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 29, 2019	Respectfully submitted,

Eric A. Demirian (Chair)
Neil S. Braun
David W. Leebron

NON-GAAP FINANCIAL MEASURES

(in thousands U.S. dollars)

In this Circular, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA and adjusted EBITDA per Credit Facility as supplemental measures of performance of the Company, which are not recognized under U.S. generally accepted accounting principles (“GAAP”). The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests, its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s Fifth Amended and Restated Credit Agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility” or “Adjusted EBITDA per Credit Facility, excluding impact from Marvel’s Inhumans”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBITDA and Adjusted EBITDA per Credit Facility, excluding impact from Marvel’s Inhumans are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	Year Ended	Year Ended
	December 31,	December 31,
	2018 (1)	2017

Net income	$33,595	$12,518

Add (subtract):

Provision for income taxes	9,518	16,790

Interest expense, net of interest income	1,072	915

Depreciation and amortization, including film asset amortization	57,437	66,245	(2)

EBITDA	101,622	96,468

Stock and other non-cash compensation	23,723	23,718

Write-downs, net of recoveries including asset impairments and receivable provisions	5,338	24,015	(2)

Exit costs, restructuring charges and associated impairments	9,542	16,174

Legal arbitration award	11,737	-

Executive transition costs	2,994	-

Loss from equity accounted investments	492	703

Adjusted EBITDA before non-controlling interests	155,448	161,078

Adjusted EBITDA attributable to non-controlling interests (3)	(22,220)	(22,927)

Adjusted EBITDA per Credit Facility	$133,228	$138,151	(3)

Adjusted EBITDA per Credit Facility, excluding impact from Marvel’s Inhumans	$133,228	$126,158	(2)

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.
(2)

Adjusted EBITDA per Credit Facility of $138.2 million includes the impact of the Company’s investment in Marvel’s Inhumans, which resulted in a $13.0 million loss. However, as permitted by the Credit Facility, this loss was offset by addbacks of $13.3 million and $11.7 million for amortization and impairment charges, respectively, relating to the investment, the net effect of which was to increase Adjusted EBITDA per Credit Facility by $12.0 million. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility metric presented above may not be reflective of the Company’s typical operational activity. Further, the Company does not yet know whether it will make similar investments in the future. As a result, the Company is also presenting Adjusted EBITDA per Credit Facility excluding the impact of Marvel’s Inhumans to better facilitate comparisons to prior and future periods.

(3)	The Adjusted EBITDA per Credit Facility calculation includes the reduction in Adjusted EBITDA per Credit Facility from the Company’s non-controlling interests.

Return on Invested Capital:

	2018	2017

Income from operations	$45,176	$31,444

Provision for income taxes	(9,518)	(16,790)

EBIAT Return	$35,658	$14,654

Total shareholders’ equity	$592,918	$602,257

Total bank indebtedness	37,753	25,357

Goodwill	(39,027)	(39,027)

Other intangible assets	(34,095)	(31,211)

Total Invested Capital	$557,549	$557,376

Return on Invested Capital (Non-GAAP measure)	6.4%	2.6%	(1)

(1)

Return on Invested Capital (ROIC) is not defined under U.S. GAAP. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as earnings before interest after taxes (before non-controlling interests) divided by total invested capital (total equity plus total debt less goodwill and other intangible assets). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2018 vs. 2017:

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Year Ended December 31,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS

Reported net income	$33,595	$0.53	$12,518	$0.19

Adjustments:

Stock-based compensation	22,211	0.35	22,653	0.35

Exit costs, restructuring charges and associated impairments	9,542	0.15	16,174	0.25

Legal arbitration award	11,737	0.19	-	-

Executive transition costs	2,994	0.05	-	-

Tax impact on items listed above	(9,873)	(0.16)	(9,218)	(0.14)

Impact of enactment of Tax Act	-	-	9,323	0.14

Adjusted net income	70,206	1.11	51,450	0.79

Net income attributable to non-controlling interests (1)	(10,751)	(0.17)	(10,174)	(0.16)

Stock-based compensation (net of tax of $0.1 million, and $0.2 million, respectively) (1)	(394)	(0.01)	(620)	(0.01)

Exit costs, restructuring charges and associated impairments

(net of tax of $0.4 million and $0.1 million, respectively) (1)	(1,262)	(0.02)	(181)	-

Adjusted net income attributable to common shareholders	$57,799	$0.91	$40,475	$0.62

Weighted average diluted shares outstanding		63,207		65,540

(1)	Reflects amounts attributable to non-controlling interests.

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities.

AVAILABLE INFORMATION

We make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.IMAX.com or by calling Investor Relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in our comparative financial statements and MD&A for our most recently completed financial year.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Circular to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

April 29, 2019 at New York, New York, U.S.A.

/s/ Kenneth I. Weissman

Kenneth I. Weissman
Senior Vice President, Legal Affairs
& Corporate Secretary

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

_ _ _

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Form of Proxy - Annual General Meeting of IMAX Corporation to be held on June 5, 2019

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.

The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

_ _ _

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Proxies submitted must be received by 10:00 a.m., Eastern Time, on June 3, 2019.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com and clicking at the bottom of the page.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

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Appointment of Proxyholder
The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, Kenneth I. Weissman	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of IMAX Corporation to be held at the Royalton Park Avenue Hotel (Park Lounge), 420 Park Avenue South, New York, New York 10016 on June 5, 2019 at 10:00 a.m. and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY	HIGHLIGHTED TEXT	OVER THE BOXES.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Neil S. Braun	☐	☐	02. Eric A. Demirian	☐	☐	03. Kevin Douglas	☐	☐

04. Richard L. Gelfond	☐	☐	05. David W. Leebron	☐	☐	06. Michael MacMillan	☐	☐	_ _ _ Fold

07. Dana Settle	☐	☐	08. Darren Throop	☐	☐	09. Bradley J. Wechsler	☐	☐

	For	Against	Withhold

2. Appointment of Auditors

Note: Voting Withhold is the equivalent to voting Abstain.

In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration.

	☐	☐	☐

	For	Against	Abstain

3. Advisory Vote on Named Executive Officer Compensation

Note: Voting Abstain is the equivalent to voting Withhold.

Advisory resolution to approve the compensation of the Company’s Named Executive Officers as set forth in the accompanying proxy circular.

	☐	☐	☐

.
_ _ _ Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s) Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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